Exhibit 2.01

TABLE  OF  CONTENTS

     Section                                                                Page
 1.  INTERPRETATION                                                            1
     1.1    Definitions                                                        1
     1.2    Interpretation                                                    10
     1.3    References to Biomet                                              10

 2.  BUSINESS OF THE JOINT VENTURE                                            11

 3.  IMPLEMENTATION                                                           11
     3.1    Implementation Steps                                              11
     3.2    Names                                                             12

 4.  ESTABLISHMENT OF THE JOINT VENTURE                                       12
     4.1    Biomet Closing Contribution                                       12
     4.2    Merck Closing Contribution                                        12
     4.3    Joint Venture Structure                                           12

 5.  CLOSING                                                                  12
     5.1    Closing                                                           12
     5.2    Obligations                                                       12

 6.  CONDITIONS AND UNDERTAKINGS                                              13
     6.1    Mutual Closing Conditions                                         13
     6.2    Closing Conditions to the Obligations of Biomet                   14
     6.3    Closing Conditions to the Obligations of Merck                    14

 7.  OBLIGATIONS POST-CLOSING                                                 15
     7.1    Biomet Post-Closing Undertakings                                  15
     7.2    Merck Post-Closing Undertakings                                   15
     7.3    Biomet Post-Closing Cash, Receivables and Debt Adjustment         15
     7.4    Merck Post-Closing Cash, Receivables and Debt Adjustment          18
     7.5    Post-Closing Biomet Real Estate Adjustment                        20
     7.6    Royalties To Be Paid on Completed and Uncompleted Projects        20
     7.7    Names of JV Entities                                              21
     7.8    Dutch Permanent Establishment                                     21
     7.9    Subsidiaries of Biomet Ltd                                        22

 8.  FINANCIAL MATTERS                                                        22
     8.1    Financing by Parties                                              22
     8.2    Shareholders' Rights                                              23
     8.3    Accounting                                                        23
     8.4    Financial Statements                                              23
     8.5    Auditors                                                          23

 9.  MANAGEMENT AND PERSONNEL MATTERS                                         24
     9.1    Board of Directors                                                24
     9.2    Composition of Board of Directors                                 24
     9.3    Quorum                                                            24
     9.4    Ordinary Issues                                                   25
     9.5    Fundamental Issues                                                25
     9.6    Officers                                                          25

10.  PROMOTION OF THE INTERESTS OF THE JOINT VENTURE                          26
     10.1   Non-Competition in JV Territory                                   26
     10.2   Distribution in the Export Territory                              26
     10.3   No Poaching                                                       27

11.  JV PRODUCTS                                                              27
     11.1   JV Products; Offer to Biomet                                      27
     11.2   JV Products; Offer to Merck                                       28
     11.3   Products Developed by Biomet; Offer to Joint Venture and Merck    29
     11.4   Products Developed by Merck; Offer to Joint Venture and Biomet    30
     11.5   Specific Terms                                                    32
     11.6   Intellectual Property for Completed Projects                      32
     11.7   Lorenz Products                                                   33

12.  PROFITS OF THE JOINT VENTURE                                             33
     12.1   Dividend Policy                                                   33
     12.2   Preferential Distribution of Cumulative 10% After Tax Profit      34
     12.3   4,388,000 Preferential Distribution                               35
     12.4   No Reduction of Determined Distribution                           35
     12.5   Payment of Distributions                                          35

13.  TRANSFERS OF SHARES                                                      35
     13.1   Restriction                                                       35
     13.2   Transfer to an Affiliate                                          35
     13.3   Put Option of Merck                                               35
     13.4   Merck Right to Transfer to Unaffiliated Third Party               37

14.  REPRESENTATIONS AND WARRANTIES                                           38
     14.1   Representations and Warranties of the Parties                     38
     14.2   Representation and Warranties of Biomet                           39
     14.3   Representations and Warranties of Merck                           39
     14.4   Reliance                                                          39
     14.5   Survival of Representations and Warranties                        39

15.  PRE-CLOSING OBLIGATIONS                                                  39
     15.1   Obligations of the Parties                                        39
     15.2   Conduct of Business Prior to Closing                              39
     15.3   Access and Information                                            41
     15.4   [Confidential information omitted and filed separately
            with the Commission] Negotiations                                 41

16.  TRANSITIONAL MATTERS                                                     41
     16.1   JV Entities' Funds                                                41
     16.2   Maintenance of Books and Records                                  42
     16.3   Provision of Services                                             42

17.  INDEMNIFICATION                                                          42
     17.1   Indemnification By Party                                          42
     17.2   Biomet Tax Indemnity                                              43
     17.3   Merck Tax Indemnity                                               44
     17.4   Further Taxation Matters                                          45
     17.5   Notification of Claims                                            47
     17.6   Payments Treated as Capital Contributions                         48

18.  FURTHER COVENANTS AND INDEMNITIES                                        48
     18.1   Merck Biomaterial GmbH Pension Liabilities                        48
     18.2   Transfer of [Confidential information omitted and filed
            separately with the Commission]                                   49
     18.3   Kirschner France Earn-Out                                         49

19.  MISCELLANEOUS                                                            49
     19.1   Relationship of Parties                                           49
     19.2   Corporate Affairs                                                 50
     19.3   Necessary Measures                                                50
     19.4   Term of Agreement                                                 50
     19.5   Survival and Assignment                                           50
     19.6   Governing Law and Severability                                    51
     19.7   Arbitration                                                       51
     19.8   Notices                                                           52
     19.9   Attorneys', Financial Advisers' and Finders' Fees,
            Brokers Commissions                                               54
     19.10  Waivers and Amendments                                            54
     19.11  Conflict with Charter Documents                                   54
     19.12  Termination of Letter of Intent                                   54
     19.13  Additional Capital Contributions.                                 54
     19.14  Standstill                                                        54
     19.15  Business of Biomet Europe                                         55

SCHEDULES

Schedule 1.1A. . . .  Export Territory

Schedule 1.1B. . . .  JV Business Field

Schedule 1.1C. . . .  JV Territory

Schedule 1.1D. . . .  Biomet JV Entities

Schedule 1.1E. . . .  Merck JV Entities

Schedule 1.1.F . . .  Uncompleted Projects

Schedule 3.1 . . . .  Implementation Steps

Schedule 4.1(a). . .  The Biomet Shares

Schedule 4.2(a). . .  The Merck Shares

Schedule 4.2(b). . .  The Merck JV Assets

Schedule 4.3 . . . .  Joint Venture Structure

Schedule 4.4(a)(i) .  Biomet Liabilities

Schedule 4.4(a)(ii).  Merck Liabilities

Schedule 5.2(a). . .  Biomet Actions

Schedule 5.2(b). . .  Merck Actions

Schedule 7.1 . . . .  Biomet Post-Closing Undertakings

Schedule 7.2 . . . .  Merck Post-Closing Undertakings

Schedule 7.2(5). . .  Merck Biomaterial GmbH Contracts

Schedule 7.5 . . . .  Transfer of Biomet Joint Venture Entities Real
                      Estate Assets

Schedule 8.4(b). . .  Monthly Management Financial Statements and Reports

Schedule 9.5 . . . .  Fundamental Issues

Schedule 13.3. . . .  Put Exercise Price

Schedule 14.2. . . .  Representations, Warranties and Undertakings of Biomet

Schedule 14.2.5. . .  Loan or Credit Agreements or Instruments of Indebtedness
                      of Biomet Controlled JV Entities

Schedule 14.2.7. . .  Shares and Assets not Owned by Biomet or an Affiliate

Schedule 14.2.13 . .  Biomet Intellectual Property

Schedule 14.2.16 . .  Loans to Biomet JV Employees; Employee Benefit Plans

Schedule 14.2.19 . .  Biomet Outstanding Judgments

Schedule 14.2.22 . .  Biomet Contracts

Schedule 14.2.23 . .  Biomet Pending Litigation or Proceedings

Schedule 14.2.24 . .  Biomet Compliance with Laws

Schedule 14.3. . . .  Representations, Warranties and Undertakings of Merck

Schedule 14.3.5. . .  Loan or Credit Agreements or Instruments of Indebtedness
                      of Merck JV Entities

Schedule 14.3.7. . .  Shares and Assets not Owned by Merck or an Affiliate

Schedule 14.3.13 . .  Merck Intellectual Property

Schedule 14.3.16 . .  Loans to Merck JV Employees; Employee Benefit Plans

Schedule 14.3.19 . .  Merck Outstanding Judgments

Schedule 14.3.22 . .  Merck Contracts

Schedule 14.3.23 . .  Merck Pending Litigation or Proceedings

Schedule 14.3.24 . .  Merck Compliance with Laws

Schedule 17.1(d)(i).  Biomet JV Entities' Actions, etc. Excluded from
                      Biomet Indemnification

Schedule 17.1(d)(ii)  Merck JV Entities' Actions, etc. Excluded from
                      Merck Indemnification

EXHIBITS

Exhibit A . . .  Form of Supply and Distribution Agreement for Existing
                 Products supplied by Biomet to the JV Entities

Exhibit B . . .  License Agreement regarding Biomet Intellectual Property to be used by the JV Partnership

Exhibit C . . .  Form of Supply and Distribution Agreement for Completed
                 Projects

Exhibit D . . .  Form of Supply and Distribution Agreement for Existing
                 Products supplied by the JV Entities to Biomet

Exhibit E . . .  Form of License Agreement for products manufactured by
                 Biomet based on Intellectual Property of the Joint Venture

Exhibit 8.4 . .  Form of Monthly Financial Statements and Reports

Exhibit 14.2.5   Biomet Balance Sheets

Exhibit 14.3.5A  Merck Balance Sheets

Exhibit 14.3.5B  Merck Income Statements


          THIS AGREEMENT is made as of the 24th day of November, 1997 by and between Biomet, Inc., a corporation organized under the laws of the State of Indiana, United States of America, whose principal offices are located at Airport Industrial Park, Warsaw, Indiana, United States of America ("Biomet"), and Merck KGaA, a Kommanditgesellschaft auf Aktien organized under the laws of Germany, whose principal offices are located at Frankfurter Strasse 250, 64271 Darmstadt, Germany ("Merck"), Biomet and Merck being hereinafter from time to time referred to each separately as a "Party" or both collectively as the "Parties".


     WITNESSETH:


     WHEREAS, Merck and its affiliates have extensive know-how and experience in the development, manufacture and sale in Europe and elsewhere of certain technologically advanced products in the orthopedic and biomaterial fields and own certain intellectual property relating to such products; and

     WHEREAS, Biomet and its affiliates have extensive know-how and experience in the development, manufacture and sale in the United States of America, Europe and elsewhere of certain technologically advanced products in the orthopedic and biomaterial fields and own certain intellectual property relating to such products; and

     WHEREAS, Biomet and Merck wish to make optimum use of their respective resources by establishing a joint venture (the "Joint Venture") to develop, manufacture and sell a full range of products within a certain field of business in Europe, to export these products for sale to certain export markets and, under certain conditions, to license these products for manufacture and sale outside of Europe; and

     WHEREAS, to implement the Joint Venture Biomet and Merck will cause to be formed the legal entities specified herein with each of the Parties holding the percentage ownership interest in such entities set forth herein; and

     WHEREAS, this Agreement sets out the terms and conditions under which the Parties will establish the Joint Venture to engage in the business described below;


     NOW,  THEREFORE,  the  Parties  agree  as  follows:


1.          INTERPRETATION

     1.1 Definitions. In this Agreement, unless otherwise specifically stated:

          "Actual  Biomet  Berlin  Debt"  has the meaning set forth in Section
7.3;

          "Actual  Biomet  Third  Party  Debt"  has  the  meaning set forth in
Section  7.3;

          "Actual Biomet Intercompany Indebtedness" has, in respect of each JV Entity, the meaning set forth in Section 7.3;

          "Actual Merck Intercompany Indebtedness" has, in respect of each JV Entity, the meaning set forth in Section 7.4;

          "Actual Merck Third Party Debt" has the meaning set forth in Section 7.4;

          "Affiliate" means, with respect to any Party, an organization controlled by, controlling or under common control with such Party;

          "Ancillary  Agreements"  means  the  following  agreements:

          (a) a supply and distribution agreement between Biomet and the JV Partnership in respect of products manufactured in the United States and to be supplied to the JV Entities, substantially in the form of Exhibit A, except that the list of products to be subject to such agreement is to be agreed;

          (b) a license agreement between the JV Partnership and Biomet in respect of products manufactured by the JV Entities, the manufacture and supply of such products being part of the Biomet JV Business and based on Biomet Intellectual Property, substantially in the form of Exhibit B, except that the list of products to be subject to such agreement is to be agreed;

          (c) a supply and distribution agreement between the JV Partnership and Biomet in respect of Endobon manufactured by the JV Entities and to be supplied to Biomet, substantially in the form of Exhibit C, except that the list of countries in which Biomet may resell such product pursuant to such agreement and the royalty payable to Merck are to be agreed;

          (d) a supply and distribution agreement between the JV Partnership and Biomet in respect of Palacos without antibiotic to be supplied by the JV Entities to Biomet, substantially in the form of Exhibit C, except that the list of countries where Biomet may resell such product pursuant to such agreement and the royalty payable to Merck are to be agreed;

          (e) a supply and distribution agreement between the JV Partnership and Biomet in respect of Palacos with antibiotic to be supplied by the JV Entities to Biomet, substantially in the form of Exhibit C, except that the list of countries in which Biomet may resell such product pursuant to such agreement, and the royalty payable to Merck are to be agreed;

          (f) a supply and distribution agreement between the JV Partnership and Biomet in respect of Septopal manufactured by the JV Entities and to be supplied to Biomet, substantially in the form of Exhibit C, except that the list of countries in which Biomet may resell such product pursuant to such agreement and the royalty payable to Merck are to be agreed;

          (g) a supply and distribution agreement between the JV Partnership and Biomet in respect of products manufactured by the JV Entities and to be supplied to Biomet, substantially in the form of Exhibit D, except that the list of products to be subject to such agreement and the list of countries in which Biomet may resell each such product pursuant to such agreement are to be agreed;

          (h) a license agreement between Biomet and the JV Partnership in respect of products manufactured by Biomet, the manufacture and supply of such products being part of the JV Business Field and based on Intellectual
Property  owned  by,  or  licensed  to,  the  JV  Partnership or any of the JV
Entities, substantially in the form of Exhibit E except that the list of products to be subject to such agreement is to be agreed;

          (i) a tradename and trademark license agreement in respect of the name "Biomet" between Biomet and the JV Partnership to be agreed;

          (j) a tradename and trademark license agreement in respect the name "Merck" between Merck and the JV Partnership to be agreed;

          "Base  After Tax Profit" has the meaning set forth in Schedule 12.2;

          "Biomet Balance Date" means, in respect of each Biomet Balance Sheet, the date on and as of which such balance sheet purports to present the financial condition of the relevant Biomet JV Entity;

          "Biomet  Balance  Sheets"    means the balance sheets of each of the
Biomet  JV  Entities  (other  than non-controlled entities) annexed as Exhibit
14.2.5;

          "Biomet Berlin Debt" means a debt owed by Biomet Deutschland GmbH to Deutsche Bank AG, Berlin, in respect of the purchase of land and the construction of a building, located at Gustav-Kron-Str.2, 14167 Berlin, Germany, and the investment in distribution center equipment for such facility;

          "Biomet  Contributed  Berlin  Debt"  has  the  meaning  set forth in
Section  7.3;

          "Biomet Contributed Intercompany Indebtedness" has the meaning set forth in Section 7.3;

          "Biomet  Contributed  Third Party Debt" has the meaning set forth in
Section  7.3;

          "Biomet  Contribution"  has  the  meaning set forth in Section 17.2;

          "Biomet Europe" means Biomet Europe, Ltd., a wholly-owned direct subsidiary of Biomet organized and existing under the laws of Delaware, United States of America;

          "Biomet Intercompany Indebtedness" means, in respect of each Biomet JV Entity, the amounts owed by such Biomet JV Entity to Biomet and its Affiliates (other than the Biomet JV Entities);

          "Biomet JV Business" means the businesses carried on by the Biomet JV Entities prior to the date of this Agreement;

          "Biomet JV Employee Benefit Plans" means all Employee Benefit Plans that have been maintained by Biomet or any of its Affiliates for the benefit of or relating to any of the Biomet JV Employees or to any Biomet JV Former Employees or their dependents, survivors or beneficiaries;

          "Biomet JV Employees" means the employees of Biomet and its Affiliates who will be employed by the JV Entities after the Closing;

          "Biomet JV Entities" means each entity listed as a 'Biomet JV Entity' in Schedule 1.1D;

          "Biomet JV Entities' Assets" means the assets owned by the Biomet JV Entities as of the date of this Agreement and as of the Closing;

          "Biomet JV Former Employees" means former employees of Biomet JV Entities and former employees of Biomet and its Affiliates involved in the Biomet JV Business;

          "Biomet  JV  Intellectual  Property"  has  the  meaning set forth in
Schedule  14.2,  Section  14.2.13;

          "Biomet  JV  Leases"  has  the  meaning  set forth in Schedule 14.2,
Section  14.2.10;

          "Biomet JV Real Properties" has the meaning set forth in Schedule 14.2, Section 14.2.9;

          "Biomet  Shares"  has  the  meaning  set  forth  in  Section  4.1;

          "Biomet Third Party Debt" means debts owed by Biomet JV Entities to persons other than Biomet JV Entities, Biomet or its Affiliates;

          "Board  of  Directors"  has  the  meaning  set forth in Section 9.1;

          "Business Day" means a day on which banks are open for business in the State of Indiana, in The Netherlands and in Germany;

          "Change of Control of Biomet" means (a) any acquisition of voting securities of Biomet by any person (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) if (i) immediately following such acquisition, any such person is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than thirty percent (30%) of the outstanding voting securities of Biomet, and
(ii) such acquisition was not approved in advance by the board of directors of Biomet, and (b) any liquidation, dissolution, termination or winding up of the affairs of Biomet;

          "Closing"  means  the  closing  of  this  Agreement,  as provided in
Section  5;

          "Closing Date" means January 1, 1998, or such other date as the parties agree.

          "Completed Projects" means Endobon, Palacos without antibiotic, Palacos with Gentamicin, and Septopal;

          "Conditions  Precedent" means the conditions set forth in Section 6;

          "Consolidated Income Tax Expense" means the consolidated income tax expense (net of income tax refunds) of the JV Entities, excluding income tax expense attributable solely to any extraordinary and non-recurring items, as determined in accordance with accounting principles generally accepted in the United States consistently applied, as certified by the external auditor of the JV Partnership in respect of any fiscal quarter or year during such period for which such certification is available and as determined by the external auditors of the JV Partnership in respect of any other fiscal quarter during such period;

          "Consolidated Interest Expense" means the consolidated interest expense (net of interest income) of the JV Entities, excluding any interest expense attributable solely to extraordinary and non-recurring items, as determined in accordance with accounting principles generally accepted in the United States consistently applied, as certified by the external auditor of the JV Partnership in respect of any fiscal quarter or year during such period for which such certification is available and as determined by the external auditors of the JV Partnership in respect of any other fiscal quarter during such period;

          "Consolidated Net After Tax Profit of the JV Entities" with respect to a period:

          (a) for the purpose of Section 12.1 shall mean the consolidated net after tax profit of the JV Entities for such period (reduced by the amount of any preferential distribution under Section 12.3 to the extent not otherwise deducted in arriving at consolidated net after tax profit) as determined in accordance with accounting principles generally accepted in the United States consistently applied, as certified by the external auditor of the JV Partnership; or

          (b) for the purposes of Section 12.2 (including Schedule 12.2) and Section 13.3 (including Schedule 13.3) shall mean the consolidated net after tax profit of the JV Entities for such period (excluding any extraordinary and non-recurring items of income or expense and not reduced by
(i)  any  distribution  of amounts accrued in accordance with Section 12.2, or
(ii) any preferential distribution under Section 12.3) as determined in accordance with accounting principles generally accepted in the United States consistently applied, as certified by the external auditor of the JV Partnership in respect of any fiscal quarter or year during such period for which such certification is available and as determined by the external auditors of the JV Partnership in respect of any other fiscal quarter during such period;

          "Determined Distribution" has the meaning set forth in Section 12.1;

          "EBI Products" means electrical stimulation devices of the type currently marketed, sold and distributed by Electro-Biology, Inc. and related products and any other products developed from or based on such products;

          "Employee Benefit Plan" means any employee benefit plan, including any defined benefit and defined contribution plan, stock ownership plan, consulting or employment agreement, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, supplemental retirement plan or arrangement, agreement with respect to temporary employees or leased employees, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), nursing insurance, retiree medical or life insurance plan, employee stock option or stock purchase plan, severance pay, termination or salary continuation plan, arrangement or practice, employee relations policy, practice or arrangement, and each other employee benefit plan, program, arrangement or practice, whether written or oral or whether express or implied;

          "Export Territory" means, subject to Section 10.2, in respect of a particular JV Product line, the countries and areas listed in Schedule 1.1A;

          "Fiscal Year" means the fiscal year of the JV Entities, which shall be the fiscal year ending April 30;

          "Intellectual Property" means any patent application, patent, trademark, tradename, service mark, copyright, software or trade secret and such other proprietary rights that are or may be subject to protection in each applicable jurisdiction;

          "Joint Venture" has the meaning set forth in the preamble to this Agreement;

          "JV  Business  Field"  means  the  field  of  business  described in
Schedule  1.1B;

          "JV Entities" means the JV Partnership and the JV Holding Company and any entity controlled by either of them or by the Board of Directors;

          "JV  Holding  Company"  has  the  meaning  set forth in Section 3.1;

          "JV  Partnership"  has  the  meaning  set  forth  in  Section  3.1;

          "JV Products" means all present and future products in the JV Business Field;

          "JV  Territory"  means  the  countries  and areas listed in Schedule
1.1C;

          "Kirschner France" means Kirschner France SA, a French company, whose entire share capital was purchased by Biomet SA, a French company, on or about January 23, 1996, and which was merged with and into Biomet SA, Biomet SA being the surviving entity, on or about October 30, 1996;

          "Kulzer Contract" means that certain agreement by and between Heraeus Kulzer GmbH and Merck concerning the supply of Palacos without antibiotic and Palacos with antibiotic and derivatives thereof, dated as of January 1, 1993;

          "Lorenz" means Walter Lorenz Surgical, Inc., a Florida corporation and an Affiliate of Biomet;

          "Merck Balance Date" means, in respect of each Merck Balance Sheet, the date on and as of which such balance sheet purports to present the financial condition of the relevant Merck Transferor or Merck JV Entity;

          "Merck Balance Sheets" means the balance sheets annexed as Exhibit 14.3.5A of each of the Merck JV Entities;

          "Merck  Contributed  Third  Party Debt" has the meaning set forth in
Section  7.4;

          "Merck  Contribution"  has  the  meaning  set forth in Section 17.3;

          "Merck Intercompany Indebtedness" means, in respect of each JV Entity, the amounts owed by such JV Entity to Merck and its Affiliates (other than the JV Entities);

          "Merck  JV  Assets"  means  the assets to be transferred pursuant to
Section  7.2  and  set  forth  in  paragraph  (2)  of  Schedule  7.2;

          "Merck JV Business" means the businesses carried on by the Merck Transferors in the JV Territory and the Export Territories in the JV Business Field and the Merck JV Entities in the JV Business Field prior to the date of this Agreement;

          "Merck JV Employee Benefit Plans" means all Employee Benefit Plans that have been maintained by Merck or any of its Affiliates for the benefit of or relating to any of the Merck JV Employees or to any Merck JV Former Employees or their dependents, survivors or beneficiaries;

          "Merck JV Employees" means the employees of Merck and its Affiliates who will be employed by the JV Entities after the Closing;

          "Merck JV Entities" means each entity listed as a 'Merck JV Entity' in Schedule 1.1E;

          "Merck JV Entities' Assets" means the assets owned by the Merck JV Entities as of the date of this Agreement and as of the Closing;

          "Merck JV Former Employees" means former employees of Merck JV Entities and former employees of Merck and its Affiliates involved in the Merck JV Business;

          "Merck  JV  Intellectual  Property"  has  the  meaning  set forth in
Schedule  14.3,  Section  14.3.13;

          "Merck  JV  Leases"  has  the  meaning  set  forth in Schedule 14.3,
Section  14.3.10;

          "Merck JV Real Properties" has the meaning set forth in Schedule 14.3, Section 14.3.9;

          "Merck  Shares"  has  the  meaning  set  forth  in  Section  4.2;

          "Merck Third Party Debt" means debts owed by Merck JV Entities to persons other than Merck JV Entities, Merck or its Affiliates;

          "Merck  Transferors" means each transferor, referred to in paragraph
(2)  of  Schedule  7.2;

          "Merck's Core Business" means any business carried on by Merck or any of its Affiliates, anywhere in the world, from time to time, in any of the fields of pharmaceuticals, laboratory items (including diagnostic equipment), or specialty chemicals excluding the Merck JV Business, in which Merck or any Merck Affiliate has invested more than $10 million;

          "Name Use Licenses" means the Ancillary Agreements referred to in paragraphs (i) and (j) of the definition of "Ancillary Agreement" in this
Section  1.1;

          "Non-Controlled  Biomet  JV  Entities"  has the meaning set forth in
Schedule  14.2;

          "Ortomed Debt" means the indebtedness in the aggregate amount of $11.5 million to Biomet which, at the time of this Agreement is owed by Orthopaedics Holdings C.V., but which after the Closing may be owed by the JV Partnership);

          "Parent Payable" means an amount owed by any Biomet JV Entity to Biomet or one of its Affiliates (other than a JV Entity) or owed by any Merck JV Entity to Merck or one of its Affiliates (other than a JV Entity) in respect of purchases of products in the ordinary course of business prior to the Closing Date;

          "Permits" means licenses, permits, orders, certificates, authorizations, consents and approvals of any governmental and/or regulatory
authority,    body  or  agency  in  any  jurisdiction;

          "Put Determination Period" means, as of any date of determination, the twelve (12) most recently completed fiscal quarters of the JV Partnership ending on or prior to the date of exercise by Merck of the Put Option as provided in Section 13.3(c);

          "Put  Closing  Date"  has  the  meaning  set  forth in Section 13.3;

          "Put  Exercise  Price"  has  the  meaning set forth in Section 13.3;

          "Put  Option"  has  the  meaning  set  forth  in  Section  13.3;

          "Related  Party  Transaction"  has the meaning set forth in Schedule
9.5;

          "Smith  &  Nephew"  has  the  meaning  set  forth  in  Schedule 3.1;

          "Tax" (and the correlative meaning, "Taxes" and "Taxable") means all taxes and governmental impositions of any kind, imposed by or payable to any taxing authority, including income, gross receipts, gains, sales, use, payroll, employment, social security, workers' compensation, unemployment compensation, net worth, franchise, profits, excise, ad valorem, withholding, property, severance, production, utility, windfall profits, minimum, value added, transfer, registration, recording or other taxes, fees, stamp taxes and duties, customs duties, levies, tariffs, assessments or similar charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts with respect thereto;

          "Tax  Returns"  means  Tax  returns  or  reports;

          "Transfer Taxes" means excise, stamp, customs duties, franchise, real property, personal property, sales, transfer, registration, value added or other similar tax of any jurisdiction, including any interest, penalty, deficiency or addition thereto, whether disputed or not;

          "Uncollected Biomet Receivables" means any accounts receivable that are included in the Biomet JV Entities' Assets on the Closing Date and are not collected by the JV Partnership or a JV Entity on or prior to the first anniversary of the Closing Date;

          "Uncollected Merck Receivables" means any accounts receivable that are included in the Merck JV Entities' Assets on the Closing Date and are not collected by the JV Partnership or a JV Entity on or prior to the first anniversary of the Closing Date;

          "Uncompleted Projects" means any product developed by the Joint Venture based on any of the research projects and products set forth in
Schedule  1.1F;  and

          "Uncompleted  Projects  Royalties"  has  the  meaning  set  forth in
Section  12.1.

     1.2 Interpretation. When interpreting this Agreement, unless the context otherwise requires:

          (a) words denoting the singular number include the plural and vice versa;

          (b)          words  denoting  any  gender  include  all  genders;

          (c) where a word or phrase is defined, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

          (d) words denoting natural persons include bodies corporate and unincorporated and vice versa;

          (e) references to Sections, Exhibits and Schedules are to the sections of and exhibits and schedules to this Agreement and references to this Agreement include its exhibits and schedules;

          (f) headings are for convenience only and shall not affect interpretation;

          (g) references to any party to this Agreement or any other agreement or instrument include the party's successors and permitted assigns;

          (h)          "including"  means  including,  but not limited to; and

          (i) references to a fiscal year of a person in respect of a calendar year are references to the fiscal year of such person ending on a date during such calendar year.

          1.3 References to Biomet. When interpreting this Agreement, unless the context otherwise requires, references to "Biomet" and references to the "Parties" where such reference includes Biomet shall include Biomet Europe, provided that Biomet shall remain liable for all obligations of Biomet Europe under this Agreement and Biomet shall be obligated to cause Biomet
Europe  to  perform  its  obligations  under  this  Agreement.


2.          BUSINESS  OF  THE  JOINT  VENTURE

     The  JV  Entities  will engage solely and exclusively in the business of:

          (a) developing, manufacturing, importing, purchasing, marketing and selling the JV Products within the JV Territory;

          (b) exporting, marketing and selling JV Products to markets within the Export Territory;

          (c) selling JV Products to Biomet and its Affiliates, and licensing Biomet and others, to manufacture, use and sell the JV Products in the JV Business Field outside of the JV Territory and licensing Merck and others to manufacture, use and sell technology and products outside the JV Business Field throughout the world;

          (d)          undertaking research and development with respect to JV
Products;

          (e) importing, purchasing, marketing and selling within the JV Territory for a period of two (2) years after the Closing Date any EBI Products that any JV Entity marketed or sold in the JV Territory as part of the Biomet JV Business on the date of this Agreement and thereafter, for such period and on such terms agreed by both Parties;

          (f) undertaking other activities that are related to the foregoing and have been approved by the Board of Directors pursuant to this Agreement; and

          (g) undertaking any actions as may be necessary or appropriate to implement and undertake any of the foregoing.


3.          IMPLEMENTATION

     3.1 Implementation Steps. In order to implement the Joint Venture, as soon as practicable following the Closing:

          (a) the Parties will form a closed limited partnership to be organized under the laws of The Netherlands (a closed "commanditaire vennootschap" or "C.V.") (the "JV Partnership"), in which Biomet Europe and Biomet Affiliates, Biomet Holdings Ltd. and Kirschner Medical Corp. Ltd., shall be the general partners with an aggregate 50% interest, and Merck shall be a limited partner with a 50% interest;

          (b) a limited liability company to be organized under the laws of The Netherlands (a "besloten vennootschap met beperkte aansprakelijkheid" or "B.V.") (the "JV Holding Company") will be formed, which (i) has authorized one class of shares of capital stock, and (ii) all of the capital stock of which will be owned by the JV Partnership; and

          (c)       the Parties will take the steps set forth in Schedule 3.1.

     3.2 Names. Subject to the Name Use Licenses, the Parties agree that the JV Partnership shall be named "BioMer C.V." and the JV Holding Company shall be named "Biomet Merck B.V.".


4.          ESTABLISHMENT  OF  THE  JOINT  VENTURE

     4.1 Biomet Closing Contribution. Upon the terms and subject to the conditions of this Agreement, as soon as practicable following the Closing, Biomet will assign, transfer, convey and deliver, and shall cause its Affiliates to assign, transfer, convey and deliver the shares set forth in
Schedule  4.1  (the  "Biomet Shares") to the JV Entities set forth in Schedule
4.1  or  as  otherwise  agreed  by  the  Parties.

     4.2 Merck Closing Contribution. Upon the terms and subject to the conditions of this Agreement, as soon as practicable following the Closing, Merck will assign, transfer, convey and deliver, and shall cause its Affiliates to assign, transfer, convey and deliver the shares set forth in
Schedule 4.2 (the "Merck Shares") to the JV Entities set forth in Schedule 4.2 or as otherwise agreed by the Parties.

     4.3 Joint Venture Structure. The equity interests in each JV Entity as soon as practicable following the Closing shall be owned as set forth in the structure diagrammed in Schedule 4.3.


5.          CLOSING

     5.1       Closing.  The Closing shall be effective on January 30, 1998 at
5.00 pm United States Eastern Standard Time, subject to the fulfilment of the Conditions Precedent.

     5.2          Obligations  .    At or as soon as practicable following the
Closing:

          (a) Biomet shall ensure that the transactions listed in Schedule 5.2(a) are completed;

          (b) Merck shall ensure that the transactions listed in Schedule 5.2(b) are completed;

          (c) in respect of each Ancillary Agreement, if the Parties and any relevant JV Entities have reached agreement by March 1, 1998 with respect thereto or with respect to the outstanding items referred to in the definition of "Ancillary Agreement" with respect thereto, the Parties shall execute and deliver and will cause each JV Entity to execute and deliver such Ancillary Agreement to which it is a party, all such licenses and agreements to be dated as of the Closing Date;

          (d) the Parties shall cause the JV Partnership and the JV Holding Company, and Biomet shall cause Biomet Europe, to execute and deliver a consent to be bound by the terms of this Agreement;

          (e) the Parties and the JV Partnership shall agree on the terms of the Name Use Licenses;

          (f) Merck shall provide Biomet with satisfactory evidence that the representatives of Merck executing and delivering this Agreement and each of the Ancillary Agreements to be delivered as of Closing Date are authorized to do so; and

          (g) Biomet shall provide Merck with satisfactory evidence that the representatives of Biomet executing and delivering this Agreement and each of the Ancillary Agreements to be delivered as of the Closing Date are authorized to do so.


6.          CONDITIONS  AND  UNDERTAKINGS

     6.1 Mutual Closing Conditions. The Closing shall be subject to the fulfillment, as determined by each of the Parties to its reasonable satisfaction, of each of the conditions specified below:

          (a) Biomet and Merck and their Affiliates shall have each received all necessary governmental or regulatory approvals or consents of third parties that may be required for the consummation of the transactions contemplated by this Agreement and to ensure that the JV Entities will continue to have substantially the same rights in respect of the Biomet JV Entities' Assets and the Merck JV Entities' Assets as Biomet and its Affiliates and Merck and its Affiliates, respectively, had immediately prior to the Closing, and all required filings shall have been made, and all applicable waiting periods (including any extensions thereof) shall have expired, under the applicable laws and regulations of any governmental or regulatory body, agency or department of competent jurisdiction;

          (b) the Parties shall have obtained all required rulings or consents of the appropriate tax authorities in order to implement the Joint Venture as contemplated herein;

          (c) the Parties shall have agreed on the form of the Articles of Association of the JV Partnership and the JV Partnership shall be organized under the laws of The Netherlands and shall have partnership interests held as set forth in Section 3.1(a);

          (d) the Parties shall have agreed on the form of the Deed of Incorporation of the JV Holding Company; and

          (e) neither Biomet nor Merck nor any of their Affiliates shall be subject to any writ, directive, prohibition, restriction, order, decree or injunction of any governmental agency or a court or tribunal of competent jurisdiction which prevents or delays any of the transactions contemplated by this Agreement, and no suit, action or other proceeding or investigation or review shall be threatened or pending before any court or governmental agency
(i) concerning this Agreement or the consummation of the transactions contemplated hereby or (ii) in connection with any claim against Biomet or its Affiliates in connection with the Biomet JV Business or Merck or its Affiliates in connection with the Merck JV Business, as it is presently conducted by each of them, which claim, in the reasonable judgment of either Party, would, if adversely determined, have a material adverse effect on the Joint Venture.

     6.2 Closing Conditions to the Obligations of Biomet. The obligations of Biomet to effect the transactions contemplated by this Agreement shall be subject to the fulfillment, as reasonably determined by Biomet, of the following conditions subsequent:

          (a) Merck shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed by Merck at or prior to the Closing;

          (b) the representations and warranties of Merck set forth in this Agreement shall be true and correct in all material respects when made and as of the Closing with the same effect as though made at and as of the Closing;

          (c) there shall not have taken place after the date of this Agreement and prior to the Closing any material adverse change in the business or financial condition of Merck or any of its Affiliates or the Merck JV Business; and

          (d)          Biomet  shall  have  received  from  Merck:

               (i) a certificate, duly executed by an authorized officer of Merck, certifying that the representations and warranties of Merck set forth in this Agreement are true and correct in all material respects when made and as of the Closing with the same effect as though made at and as of the Closing; and

               (ii) such further instruments and documents as are reasonably required to carry out the transactions contemplated by, and to evidence the fulfillment of the agreements contained in, this Agreement and the performance of all conditions for the consummation of such transactions.

     6.3 Closing Conditions to the Obligations of Merck. The obligations of Merck to effect the transactions contemplated by this Agreement shall be subject to the fulfillment, as reasonably determined by Merck, of the following conditions:

          (a) Biomet shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed by Biomet at or prior to the Closing;

          (b) the representations and warranties of Biomet set forth in this Agreement shall be true and correct in all material respects when made and as of the Closing with the same effect as though made at and as of the Closing;

          (c) there shall not have taken place after the date of this Agreement and prior to the Closing any material adverse change in the business or financial condition of Biomet or any of its Affiliates or the Biomet JV Business; and

          (d)            Merck  shall  have  received  from  Biomet:

               (i) a certificate, duly executed by an authorized officer of Biomet, certifying that the representations and warranties of Biomet set forth in this Agreement are true and correct in all material respects when made and as of the Closing with the same effect as though made at and as of the Closing; and

               (ii) such further instruments and documents as are reasonably required to carry out the transactions contemplated by, and to evidence the fulfillment of the agreements contained in, this Agreement and the performance of all conditions for the consummation of such transactions.


7.          OBLIGATIONS  POST-CLOSING

     7.1 Biomet Post-Closing Undertakings. As soon as practicable after the Closing, for no net additional consideration, Biomet shall cause to be completed the transactions set forth in Schedule 7.1.

     7.2 Merck Post-Closing Undertakings. As soon as practicable after the Closing, for no net additional consideration, Merck shall cause to be completed the transactions set forth in Schedule 7.2.

     7.3 Biomet Post-Closing Cash, Receivables and Debt Adjustment. (a) The Biomet JV Entities' Assets being contributed to the Joint Venture shall include cash and receivables (after reduction for doubtful accounts) in the aggregate equal to the greater of (i) $15 million, of which at least $2 million shall be cash, or (ii) another amount agreed by the Parties. If, as of the Closing Date, the aggregate of cash and such receivables included in the Biomet JV Entities' Assets is less than $15 million, or if the cash component is less than $2 million (or less than such greater amount agreed by the Parties), Biomet shall provide cash or receivables, as required, to the JV Partnership as additional capital contributions equal to such deficiency in accordance with this Section 7.3. If, as of the Closing Date, aggregate of cash and such receivables included in the Biomet JV Entities' Assets exceeds $15 million with at least $2 million in cash (or exceeds such greater amount agreed by the Parties), the Parties will cause such excess to be paid to Biomet in accordance with this Section 7.3.

          (b) Biomet shall provide funds to the JV Partnership as additional capital contributions and the Parties shall cause the JV Partnership to apply such funds and to cause the JV Entities to repay certain indebtedness, in accordance with this Section 7.3, so that as of the Closing Date the Biomet JV Entities shall have no accrued liabilities, except:

               (i) an aggregate principal amount outstanding of $23.9 million of Biomet Third Party Debt (or another amount agreed by the Parties), such debt being substantially as set forth in Schedule 7.3 or as amended by Biomet with the consent of Merck, such consent not to be unreasonably withheld (the "Biomet Contributed Third Party Debt");

               (ii) in addition to the Biomet Contributed Third Party Debt, the Biomet Berlin Debt up to a maximum of DM 8 million (the "Biomet Contributed Berlin Debt"); and

               (iii) Biomet Intercompany Indebtedness in an aggregate principal amount outstanding of $21.5 million, of which $10 million shall be Parent Payables and $11.5 million shall be the Ortomed Debt, (provided that, if the Ortomed Debt is refinanced as provided in Schedule 7.1 prior to or at Closing (even though Biomet is under no obligation to do so prior to the Closing), such maximum amount of Biomet Intercompany Indebtedness shall not exceed $10 million in Parent Payables) (the "Biomet Contributed Intercompany Indebtedness").

          (c) Biomet may cause the Biomet JV Entities to repay indebtedness and/or distribute cash and receivables prior to or on the Closing, subject to Section 15.2, so that as of the Closing Date the aggregate accrued liabilities of the Biomet JV Entities will not exceed the amounts specified in Section 7.3(b) and the aggregate of cash and receivables (after reduction for doubtful accounts) included in the Biomet JV Entities' Assets is at least the greater of (i) $15 million, of which at least $2 million shall be cash, or (ii) such other amount agreed in accordance with Section 7.3(a).

          (d) Prior to April 1, 1998, the JV Partnership shall determine, on advice of Biomet's auditors, and notify the Parties of (i) the amount of the liabilities, including the amounts of the Biomet Third Party Debt, Biomet Berlin Debt and Biomet Intercompany Indebtedness, of each Biomet JV Entity as of the Closing Date (the "Actual Biomet Third Party Debt", the "Actual Biomet Berlin Debt" and the "Actual Biomet Intercompany Indebtedness", respectively),
(ii) the amounts of cash and receivables included in each Biomet JV Entity's Assets as of the Closing Date and (iii) the amount of each JV Entity's reserve for doubtful accounts as of the Closing Date.

          (e) Within five (5) Business Days after receipt by Biomet of the notice referred to in Section 7.3(d):

               (i) if as of the Closing Date the Actual Biomet Third Party Debt of all Biomet JV Entities, in the aggregate, exceeds the Biomet Contributed Third Party Debt, or the Actual Biomet Berlin Debt of all Biomet JV Entities, in the aggregate, exceeds the Biomet Contributed Berlin Debt, or the Actual Biomet Intercompany Indebtedness of all Biomet JV Entities, in the aggregate, exceeds the Biomet Contributed Intercompany Indebtedness, in each case:

                    (1)          Biomet shall pay to the JV Partnership (as an
additional  capital  contribution)  an  amount  equal  to  such  excess;   and

                    (2) the JV Partnership shall provide loans or capital contributions to the Biomet JV Entities to enable them to repay such excess and shall cause such Biomet JV Entities to repay such excess, as soon as possible; or

               (ii) if as of the Closing Date the Biomet Contributed Third Party Debt exceeds the Actual Biomet Third Party Debt of all Biomet JV Entities, in the aggregate, or the Biomet Contributed Berlin Debt exceeds the Actual Biomet Berlin Debt of all Biomet JV Entities, in the aggregate, or the Biomet Contributed Intercompany Indebtedness exceeds the Actual Biomet Intercompany Indebtedness of all Biomet JV Entities, in the aggregate, in each case:

                    (1) the JV Partnership shall pay to Biomet (as a return of its capital contribution) an amount equal to such excess; and

                    (2) Biomet shall advance such excess to the Biomet JV Entities on the same terms as any such indebtedness that was repaid.

          (f) Within five (5) Business Days after receipt by Biomet of the notice referred to in Section 7.3(d), if the aggregate of cash and receivables (after reduction for doubtful accounts) included in the Biomet JV Entities' Assets as of the Closing Date:

               (i) exceeds $15 million with at least $2 million in cash or such other amount determined in accordance with Section 7.3(a), whichever is applicable, the JV Partnership will cause an amount equal to such excess to be paid to Biomet by way of a preferential distribution; or

               (ii) is less than $15 million or includes less than $2 million in cash or such other amount determined in accordance with Section 7.3(a), whichever is applicable, Biomet agrees to provide cash or receivables, as required, equal to such deficiency to the JV Partnership as an additional capital contribution.

          (g) Within twenty (20) Business Days after the first anniversary of the Closing Date, the JV Partnership shall determine and notify the Parties of the amount of any Uncollected Biomet Receivables as of such anniversary. If the amount of Uncollected Biomet Receivables as of the first anniversary of the Closing Date exceeds the amount of the reserve for doubtful accounts, in the aggregate, included as part of the Biomet JV Entities' Assets as of the Closing Date, Biomet shall, within ten (10) Business Days after receipt by Biomet of such notice, purchase from the JV Partnership or a JV Entity, as the case may be, Uncollected Biomet Receivables in an amount equal to such excess, for a purchase price equal to the unpaid balance of such Uncollected Biomet Receivables.

          (h) In the event any person (other than Biomet or one of its Affiliates) or Biomet Deutschland GmbH on behalf of such person makes a claim against Biomet or any of its Affiliates (other than a JV Entity) for reimbursement of any amounts paid to Biomet or such Affiliate by Biomet Deutschland GmbH as repayment of certain indebtedness in accordance with this
Section 7.3, the JV Partnership agrees to indemnify Biomet or such Affiliate for any reimbursement paid by Biomet or such Affiliate in respect of such claim.

     7.4 Merck Post-Closing Cash, Receivables and Debt Adjustment. (a) The Merck JV Entities' Assets being contributed to the Joint Venture shall include cash and receivables (after reduction for doubtful accounts) in the aggregate equal to $15 million, of which at least $2 million shall be cash. If, as of the Closing Date, the aggregate of cash and such receivables included in the Merck JV Entities' Assets is less than $15 million, or if the cash component is less than $2 million, Merck shall provide cash or receivables, as required, to the JV Partnership as additional capital contributions equal to such deficiency in accordance with this Section 7.4. If, as of the Closing Date, the aggregate of cash and such receivables included in the Merck JV Entities' Assets exceeds $15 million with at least $2 million in cash, the Parties will cause such excess to be paid to Merck in accordance with this Section 7.4.

          (b) Merck shall provide funds to the JV Partnership as additional capital contributions and the Parties shall cause the JV Partnership to apply such funds and to cause the JV Entities to repay certain indebtedness, in accordance with this Section 7.4, so that as of the Closing Date the Merck JV Entities shall have no accrued liabilities, except up to a maximum aggregate principal amount outstanding of $6.9 million of Merck Third Party Debt, such debt being substantially as set forth in Schedule 7.4 or as amended by Merck with the consent of Biomet, such consent not to be unreasonably withheld (the "Merck Contributed Third Party Debt").

          (c) Merck may cause the Merck JV Entities to repay indebtedness and/or distribute cash and receivables prior to or on the Closing, subject to
Section 15.2, so that as of the Closing Date the aggregate accrued liabilities of the Merck JV Entities will not exceed the amounts specified in Section 7.4(b) and the aggregate of cash and receivables (after reduction for doubtful accounts) included in the Merck JV Entities' Assets is at least $15 million, of which at least $2 million shall be cash.

          (d) Prior to April 1, 1998, the JV Partnership shall determine, on the advice of Merck's auditors, and notify the Parties of (i) the amount of the liabilities, including the amounts of the Merck Third Party Debt and Merck Intercompany Indebtedness, of each Merck JV Entity as of the Closing (the "Actual Merck Third Party Debt" and the "Actual Merck Intercompany Indebtedness", respectively); (ii) the amounts of cash and such receivables included in each Merck JV Entity's Assets as of the Closing and (iii) the amount of each Merck JV Entity's reserve for doubtful accounts as of the Closing.

          (e) Within five (5) Business Days after receipt by Merck of the notice referred to in Section 7.4(d):

               (i) if as of the Closing Date the Actual Merck Third Party Debt of all JV Entities, in the aggregate, exceeds the Merck Contributed Third Party Debt, or the Actual Merck Intercompany Indebtedness of all JV Entities, in the aggregate, exceeds $0, in each case:

                    (1)          Merck  shall pay to the JV Partnership (as an
additional  capital  contribution)  an  amount  equal  to  such  excess;   and

                    (2) the JV Partnership shall provide loans or capital contributions to the Merck JV Entities to enable them to repay such excess and shall cause such Merck JV Entities to repay such excess, as soon as possible; or

               (ii) if as of the Closing Date the Merck Contributed Third Party Debt exceeds the Actual Merck Third Party Debt of all JV Entities, in aggregate, or the Actual Contributed Intercompany Indebtedness is less than $0, in each case:

                    (1) the JV Partnership shall pay to Merck (as a return of its capital contribution) an amount equal to such excess; and

                    (2)      Merck shall repay such excess to the JV Entities.

          (f) Within five (5) Business Days after receipt by Merck of the notice referred to in Section 7.4(d), if the aggregate of cash and receivables (after reduction for doubtful accounts) included in the Merck JV Entities' Assets as of the Closing Date:

               (i) exceeds $15 million with at least $2 million in cash, or such other amount determined in accordance with Section 7.4(a), whichever is applicable, the JV Partnership will cause an amount equal to such excess to be paid to Merck by way of a preferential distribution; or

               (ii) is less than $15 million or includes less than $2 million in cash, or such other amount determined in accordance with Section 7.4(a), whichever is applicable, Merck agrees to provide cash or receivables, as required, equal to such deficiency to the JV Partnership as an additional capital contribution.

          (g) Within twenty (20) Business Days after the first anniversary of the Closing Date, the JV Partnership shall determine and notify the Parties of the amount of any Uncollected Merck Receivables as of such anniversary. If the amount of Uncollected Merck Receivables as of the first anniversary of the Closing Date exceeds the amount of the reserve for doubtful accounts, in the aggregate, included as part of the Merck JV Entities' Assets as of the Closing, Merck shall, within ten (10) Business Days after receipt by Merck of such notice, purchase from the JV Partnership or a JV Entity, as the case may be, Uncollected Merck Receivables in an amount equal to such excess, for a purchase price equal to the unpaid balance of such Uncollected Merck Receivables.

          (h) In the event any person (other than Merck or one of its Affiliates) or Merck Biomaterial GmbH or Artos Medizinische Produkte GmbH on behalf of such person makes a claim against Merck or any of its Affiliates (other than a JV Entity) for reimbursement of any amounts paid to Merck or such Affiliate by Merck Biomaterial GmbH or Artos Medizinische Produkte GmbH as repayment of certain indebtedness in accordance with Section 7.4 of the JV Partnership agrees to indemnify Merck or such Affiliate any reimbursement paid by Merck or such Affiliate in respect of such claim.

     7.5 Post-Closing Biomet Real Estate Adjustment. At any time after the Closing, Biomet shall have the right to cause the JV Entities to convey or assign to Biomet or its nominee such JV Entity's entire interest in the real properties, and the rights to acquire real property, listed on Schedule 7.5, provided that upon such conveyance Biomet or such nominee shall enter into a binding lease pursuant to which Biomet or such nominee shall lease to such JV Entity the real property conveyed by it for an initial term of five (5) years from the Closing Date (and, upon Biomet or a nominee acquiring any real property that is the subject of such rights to acquire real property, Biomet or such nominee shall enter into a binding lease, pursuant to which Biomet or such Affiliate shall lease to such JV Entity such real property for an initial term equal to the remainder of the five (5) year period from the Closing Date) with the right on the part of the JV Entities to sublease or assign any such lease (provided the JV Entity remains liable for all payments thereunder) or to renew the initial lease for additional one (1) year periods thereafter or to renew, sublease, assign, or cancel any renewal lease. The amount payable by the JV Entities under all such leases for the first five (5) years shall be as set forth in Schedule 7.5 and thereafter shall be at commercial rates and provided further that such conveyances and leases shall otherwise be at no transaction cost to any JV Entity and any costs and expenses in relation to such transfers and the establishment of such leases shall be paid or reimbursed by Biomet. Biomet shall be entitled to a preferential distribution from the JV Partnership equal to any amount that Biomet or such nominee is required to pay to a JV Entity as consideration for the conveyance of any real property pursuant to this Section 7.5, which distribution shall be reduced by all applicable withholding taxes.

     7.6 Royalties To Be Paid on Completed and Uncompleted Projects. (a) At such time as any JV Entity shall sell or license any rights to a Completed Project outside the JV Territory to any person, including Biomet or its Affiliates, or shall supply any Completed Project either directly or through another person, including Biomet and its Affiliates, or enter into any agreement or understanding to do any of the foregoing including an Ancillary Agreement, the JV Partnership shall require as a condition of such grant or supply that Merck be paid a commercially reasonable royalty which shall be acceptable to Merck and Biomet. The Parties estimate that for the Completed Projects the royalty will be [confidential information omitted and filed separately with the Commission], provided that with respect to the grant of rights to Biomet for Palacos without antibiotic in the United States and Canada, the total consideration payable to the Joint Venture and Merck shall not exceed the total consideration payable by Smith & Nephew to Merck pursuant to the existing license from Merck to Smith & Nephew for such product. No license for Completed Projects shall be granted or supply shall occur or be agreed to without the agreement of Merck to such royalty. Such royalty shall be payable irrespective of the maintenance by the JV Entities of the Intellectual Property protection related thereto.

     (b) At such time as any JV Entity shall sell or license any rights to an Uncompleted Project outside the JV Territory to any person, including Biomet or its Affiliates, or shall supply any Uncompleted Project either directly or through another person, including Biomet and its Affiliates, or enter into any agreement or understanding to do any of the foregoing, the JV Partnership shall require as a condition of such grant or supply that the
Joint  Venture  be  paid  a  commercially  reasonable  return  (including  any
royalties).    The  Uncompleted  Projects  are  expected  to  be  innovative, high-margin [confidential information omitted and filed separately with the Commission] products with Intellectual Property protection sufficient to obtain a competitive advantage in the market. The Parties presently estimate that for the Uncompleted Projects the Joint Venture would receive a return (including any royalties) equal to its manufacturing cost plus an amount equal to approximately [confidential information omitted and filed separately with the Commission].

     7.7 Names of JV Entities. As soon as practicable after the Closing, unless otherwise agreed by the Parties and subject to the Name Use Licenses, the names of each JV Entity shall be changed to a name that includes "Biomet Merck" (other than the JV Partnership, the JV Holding Company, Merck Biomaterial GmbH (Germany), Ortomed B.V. (Netherlands) and Mediplant N.V. (Belgium), any Non-Controlled Biomet JV Entities and, for only so long as the name "Biomet" is not available in Spain, Industrias Quir rgicas de Levante, S.A. (Spain)).

     7.8 Dutch Permanent Establishment. (a)The JV Partnership shall use its reasonable best efforts (i) to prosecute the ruling requests filed with, and to obtain definitive rulings from, Dutch tax authorities in respect of (A) its head office, holding company and finance activities, and (B) an exemption from the imposition of the Dutch capital tax in respect of its transfer of certain assets to the JV Holding Company, and (ii) to file and prosecute a ruling request with, and to obtain a definitive ruling from, Dutch tax authorities permitting it to qualify for the Dutch finance company regime permitting the creation of a special "financial risk reserve" in respect of its financing, licensing and other qualified activities.

          (b) The JV Partnership shall use its reasonable best efforts to establish and maintain, in a manner consistent with the purpose and scope of the Joint Venture, a substantive presence in The Netherlands so as to remain at all times in compliance in all material respects with the factual representations set forth in the ruling request filed with Dutch tax authorities regarding its head office, holding company and finance activities.

          (c) The JV Partnership shall use its reasonable best efforts to establish and maintain, in a manner consistent with the purpose and scope of the Joint Venture, personnel or operations in The Netherlands in addition to that required under Section 7.8(a) or Section 7.8(b), if requested by Merck, provided that:

               (i) such additional personnel or operations are reasonably required in order for Merck to obtain a ruling from German tax authorities that Merck's interest in the JV Partnership constitutes a Dutch permanent establishment for the purposes of the Tax Convention (Art. 2(1)2.a) between The Netherlands and Germany;

               (ii) such steps or actions are not likely to have a material adverse effect on the business or operations of the Joint Venture; and

               (iii) Merck agrees to pay any costs in transferring such personnel or operations to The Netherlands, and, if requested by Biomet, any substantial incremental cost of maintaining such personnel or operations in The Netherlands after any such transfer.

          (d) Notwithstanding the foregoing, neither the JV Partnership nor either Party shall have any liability to the JV Partnership or to the other Party (i) in respect of any failure by the Dutch or German tax authorities to issue any of the requested rulings described in this Section 7.8, or (ii) as a result of any change in applicable law or the interpretation or application thereof after issuance of any such ruling.

     7.9 Subsidiaries of Biomet Ltd. As soon as practicable after the Closing, all shares owned by Biomet Ltd., directly or indirectly, in Biomet SA (France), Biomet Norge (Norway), Biomet Polska Ltd. (Poland), Biomet SpA (Italy) and CDO Ltd. (United Kingdom) shall be transferred and assigned to the JV Holding Company and any costs and expenses in relation to such transfers and assignments shall be paid or reimbursed by Biomet.


8.          FINANCIAL  MATTERS

     8.1          Financing  by  Parties.

          (a) If the Board of Directors determines that the business of the JV Entities requires additional working capital or other funds, the Parties may agree to provide such funds in the form of capital contributions or loans to one or more of the JV Entities, but, unless otherwise expressly agreed by the Parties, only if such contributions or loans are in proportion to the Parties' respective interests in the JV Partnership on terms agreed by the Parties; however, no such contributions or loans by the Parties will change any Party's proportionate interest in the JV Partnership. In the absence of such agreement, the JV Partnership may attempt to obtain funds through borrowing on the basis of the credit standing of the JV Entities from commercial banks or other institutional lenders. Although the Parties will not be required to guarantee any such borrowing, they will use their commercially reasonable best efforts to assist the JV Partnership in obtaining such funds on the best available terms.

          (b) In order to provide a source of working capital for the JV Entities following the Closing and until sufficient JV Entities' working capital is reestablished, to the extent working capital is not available from Merck or any third party on more favorable terms, Biomet shall make loans to the JV Partnership in United States dollars, as requested from time to time after the Closing Date and prior to the first anniversary of the Closing Date in increments of $1 million each. The outstanding balance of such loans shall bear interest from the date advanced to the date of repayment at a rate of five percent (5%) per annum. Interest shall be payable quarterly in arrears based on a 360-day year consisting of twelve (12) 30-day months and the number of days elapsed. Principal shall be payable as agreed by the Parties at the time of the loan.

     8.2 Shareholders' Rights. All books and records of each JV Entity will be open to inspection and copying by either Party or its representatives, including its auditors, at all reasonable times without prior notice.

     8.3 Accounting. Each JV Entity will keep its books of account and records in accordance with local generally accepted accounting principles and practices. The JV Partnership shall provide the Parties on a timely basis with the necessary financial reports of the JV Entities as required by the Parties to fulfil their tax, legal and financial reporting requirements, including appropriate audit certifications necessary for consolidation of the financial results of the JV Entities with those of Biomet. The consolidated accounts of the JV Entities shall be restated in accordance with United States generally accepted accounting principles and practices.

     8.4          Financial  Statements.   The JV Partnership will cause to be
prepared  and  distributed  to  the  Parties:

          (a)      as promptly as possible, but in any event within forty-five
(45) days following the close of each Fiscal Year, annual financial statements of the JV Entities reflecting any audit adjustments;

          (b) annual audited consolidated financial statements, including the auditor's reports, within forty-five (45) days following the close of the Fiscal Year; and

          (c)      as promptly as possible, but in any event within twenty-one
(21) days following the end of each calendar month, monthly unaudited management financial statements and reports as set forth in Schedule 8.4.

     8.5 Auditors. (a) The initial auditors of the JV Partnership and the JV Holding Company shall be Coopers & Lybrand and the initial auditors of
the  other  JV  Entities  will  be  affiliates  of    Coopers  &  Lybrand.

          (b) At any time after the completion of the audit of Fiscal Year 1998, if one Party requests that an auditor of any JV Entity or all JV Entities be removed, by notice to the other Party, the Parties shall cause the JV Partnership and the JV Holding Company to remove such auditor as the auditor of such JV Entity or of all the JV Entities as soon as practicable.

          (c) Any vacancies in the office of auditor of any JV Entity shall be filled by a reputable international accounting firm nominated by Merck and approved by Biomet, which approval shall not be unreasonably withheld.

          (d) The Parties shall cause the JV Partnership to instruct the auditors of the JV Entities to make all of the auditors' work papers available for review by the external auditors of either Party at all reasonable times upon request by such Party.


9.          MANAGEMENT  AND  PERSONNEL  MATTERS

     9.1 Board of Directors. Subject to this Agreement, the JV Partnership shall be responsible for the overall management of the Joint Venture and the JV Holding Company shall only operate as a holding company for the Joint Venture. The Parties shall ensure that, subject to this Agreement, the JV Partnership, the JV Holding Company and each JV Entity is, to the maximum extent permitted by law, subject to the direction and control of the board of directors (the "Board of Directors") that is hereby established by the Parties as of the Closing Date.

     9.2 Composition of Board of Directors. At all times during the term of this Agreement, the Board of Directors shall consist of four (4) members. Two (2) members of the Board of Directors shall be persons nominated by Biomet and two (2) members shall be persons nominated by Merck. In the event that a vacancy on the Board of Directors occurs for any reason, such vacancy shall be filled by a person nominated by the Party that nominated the person whose departure caused such vacancy. The initial members of the Board of Directors will consist of the following:

          Nominated  by  Biomet:

               Mr.  Niles  L.  Noblitt
               Mr.  Roger  Van  Broeck

          Nominated  by  Merck:

               Prof.  Dr.  Bernhard  Scheuble
               Herr  Hans  Reimer

     9.3 Quorum. A quorum for a meeting of the Board of Directors shall be four (4) members of the Board of Directors, including two (2) members nominated by Biomet and two (2) members nominated by Merck.

     9.4 Ordinary Issues. Subject to this Agreement, ordinary decisions of the Board of Directors shall require the vote of a majority of its members, except in the case of a tied vote, in which case one (1) of the members nominated by Biomet shall have the power to cast a tie breaking vote.

     9.5 Fundamental Issues. Notwithstanding any other provisions of this Agreement, none of the actions listed in Schedule 9.5 shall be taken by any of the JV Entities without the affirmative vote of at least a majority of the members of the Board of Directors including at least one (1) member of the Board of Directors nominated by each Party.

     9.6 Officers. (a) The officers of the JV Partnership shall be elected by the Board of Directors. Such officers shall include the following: one (1) Chief Executive Officer, one (1) Chief Financial Officer, at least one
(1), and initially two (2), Chief Operating Officers (Regional), and one (1) Export Manager. Additionally, the officers of the JV Partnership shall include such other officers as shall from time to time be elected by the Board of Directors. The Parties shall ensure that the officers of the JV Holding
Company  are  the  same  as  the  officers  of  the  JV  Partnership.

          (b) The initial officers of the JV Partnership and the JV Holding Company shall be:

               (i)   Chief  Executive  Officer               Niles L. Noblitt;

               (ii)  Chief  Financial  Officer               (To be elected);

               (iii) Chief  Operating  Officer,              Hans  Reimer;
                     Regional,  including  France,  Germany
                     and  Austria

               (iv)  Chief  Operating  Officer,              Roger Van Broeck;
                     Regional,  including  the  U.K.
					 and  Spain

               (v)   Export  Manager                         (To be  elected).

          (c) The initial two (2) Chief Operating Officers shall only be removable by the Board of Directors provided that the members of the Board of Directors nominated by Biomet shall have no power to cast a tie breaking vote in respect of any resolution to remove either such initial Chief Operating Officer.

          (d) France, Germany and Austria shall be included in the regions for which Hans Reimer is responsible as a Chief Operating Officer (except that Roger Van Broeck may be responsible for negotiations on behalf of the Joint Venture to acquire an interest in J.H. Schulte Medizintechnik). The inclusion of France, Germany and Austria in the regions for which Hans Reimer is responsible as a Chief Operating Officer shall only be changeable by the Board of Directors provided that the members of the Board of Directors nominated by Biomet shall have no power to cast a tie breaking vote in respect of any resolution to change such regions.


10.          PROMOTION  OF  THE  INTERESTS  OF  THE  JOINT  VENTURE

     10.1 Non-Competition in JV Territory. Except as specifically authorized by this Agreement or by written agreement of the Parties, after the Closing, neither Party nor any of their respective Affiliates will during the term of this Agreement or during five (5) years following the date on which such Party ceases to have a direct or indirect interest in the JV Partnership, to the maximum extent permitted by law, engage directly or indirectly (other than through the JV Entities) within the JV Territory in any business in or competitive with the JV Business Field.

     10.2 Distribution in the Export Territory. Subject to the terms of any license or supply and distribution agreement between the JV Entities and the Parties and their respective Affiliates:

          (a) The JV Entities may sell JV Products in the Export Territory, directly or through distributors. No JV Entity will market or sell any products in the JV Business Field in any country outside the JV Territory that is not part of the Export Territory for that product without Biomet's prior written approval.

          (b) Where a JV Entity is marketing or selling a particular JV Product in a particular market in the Export Territory, directly or through distributors, and a Party or an Affiliate of a Party is marketing or selling the same or a similar product in such market, directly or through distributors, such JV Entity and such Party shall, subject to applicable laws, co-ordinate their marketing, distribution and sales arrangements to minimize duplicative costs.

          (c) Subject to any agreement binding on any JV Entity, Biomet (or any of its Affiliates) may at any time after the Closing Date by written notice to the JV Partnership, undertake the distribution of any JV Product in any country outside of the JV Territory on terms that are no less favorable to the JV Partnership than those available from unrelated distributors of such product in such country.

          (d) If, at any time after the Closing Date, Merck (or any of its Affiliates) desires to sell and distribute a JV Product in a country outside of the JV Territory and outside of the Export Territory for such JV Product, Merck (or such Affiliate) may submit to the JV Partnership a detailed marketing proposal for the sale and distribution of such product in such country, provided that the price to be paid by Merck (or such Affiliate) for such product in such country shall be no less favorable to the JV Partnership than the price that would be paid by an unrelated dealer in such country. The JV Partnership shall respond to any such proposal within ninety (90) days of receipt and, subject to Biomet's approval which shall not be unreasonably withheld, the Parties will cause the JV Entities to implement such proposal.

          (e) Subject to this Section 10.2, this Agreement shall not limit or restrict Biomet's right to manufacture, market and sell, directly or through distributors or Affiliates, products in the JV Business Field (i) in the Export Territory concurrently with the JV Entities, and (ii) anywhere else in the world outside the JV Territory and the Export Territory.

     10.3 No Poaching. Neither Party nor any of its respective Affiliates (other than a JV Entity) will, during the period commencing on the date of this Agreement and ending on the later of the date five (5) years following the date of this Agreement or the date five (5) years following the date on which such Party ceases to have a direct or indirect interest in the JV Partnership, employ, hire or engage any person who was during the preceding one (1) year period employed by the other Party or its Affiliates or any of the JV Entities, without the written consent of such other Party.


11.          JV  PRODUCTS

     11.1 JV Products; Offer to Biomet. (a) If during the term of this Agreement any JV Entity develops any technology or products within the JV Business Field or obtains any rights to use any technology or to manufacture or sell any products within the JV Business Field in either case outside of the JV Territory, or desires to exploit a JV Product in a country where an offer has not previously been made to Biomet under this Section 11.1 in respect of such product and such country, and such JV Product and such country are not the subjects of an existing license or supply agreement between a JV Entity and Biomet or one of its Affiliates, the JV Partnership shall offer such technology and products to Biomet in accordance with this Section 11.1 and Section 11.5.

          (b) When the Board of Directors determines that it is in the interest of the JV Entities to commercially exploit such technology or products in any country or countries outside the JV Territory and a JV Entity is prepared to so exploit or to enter into an agreement with a third party to so exploit such technology or products, the JV Partnership shall offer, to the extent it is permitted to do so, to enter into a license or supply agreement with Biomet (or any Affiliate nominated by Biomet) that will enable Biomet or its Affiliate to manufacture and/or sell such products and use such technology on an exclusive basis within the JV Business Field in such country or countries, provided that Biomet shall have agreed to pay a commercially reasonable royalty or return, including, if applicable, as provided in Section
7.6. The JV Partnership shall make such offer by sending a written notice to Biomet (with a copy to Merck) containing the terms and conditions of the offer.

          (c) Biomet's right to accept such offer shall be exercisable by written notice of its acceptance given within one hundred eighty (180) days after receipt of the JV Partnership's offer. The failure of Biomet to give such notice of acceptance in accordance with this Section 11.1(c) shall be deemed to be an election by Biomet not to enter a license or supply agreement on such terms in respect of such technology or products.

          (d) If Biomet does not elect to enter a license or supply agreement in respect of such technology or products offered in accordance with
Section 11.1(b), except as provided below, the JV Partnership shall be under no obligation to enter any license or supply agreement in respect of such technology or products with Biomet, and at any time after the notice period referred to in Section 11.1(c) the JV Partnership may enter into a license or supply agreement with any bona fide third party to manufacture and sell such products and use such technology outside the JV Territory, provided that such party shall have agreed to pay a commercially reasonable royalty or return, including, if applicable, as provided in Section 7.6, and further provided that if the terms of such license or supply agreement, in the aggregate, are materially less favorable to the JV Partnership than those offered to Biomet in accordance with Section 11.1(b), the JV Partnership shall, before entering such agreement, offer, in the manner set forth in this Section 11.1, to enter into such license or such supply agreement on such new terms with Biomet, except that Biomet's right to accept such an offer shall be exercisable for a period of thirty (30) days.

     11.2 JV Products; Offer to Merck. (a) If during the term of this Agreement, any JV Entity develops any technology or products with applications outside the JV Business Field but within Merck's Core Business or obtains any rights to use any technology or manufacture or sell any products with applications outside of the JV Business Field but within Merck's Core Business, the JV Partnership shall offer such technology and products to Merck in accordance with this Section 11.2 and Section 11.5.

          (b) When the Board of Directors determines that it is in the interest of the JV Entities to commercially exploit such technology or products in any country or countries outside the JV Territory, the JV Partnership shall offer, to the extent it is permitted to do so, to enter into a license or supply agreement with Merck (or any Affiliate nominated by Merck) that will enable Merck or its Affiliate to manufacture and/or sell such products and use such technology on an exclusive basis in such country or countries. The JV Partnership shall make such offer by sending a written notice  to  Merck  containing  the  terms  and  conditions  of  the  offer.

          (c) Merck's right to accept such offer shall be exercisable by written notice of its acceptance given within one hundred eighty (180) days after receipt of the JV Partnership's offer. The failure of Merck to give such notice of acceptance in accordance with this Section 11.2(c) shall be deemed to be an election by Merck not to enter a license or supply agreement on such terms in respect of such technology or products.

          (d) If Merck does not elect to enter a license or supply agreement in respect of such technology or products offered in accordance with
Section 11.2(b), except as provided below, the JV Partnership shall be under no obligation to enter any license or supply agreement in respect of such technology or products with Merck, and at any time after the notice period referred to in Section 11.2(c) the JV Partnership may enter a license or supply agreement with any bona fide third party to manufacture and/or sell such products and use such technology (provided that if the terms of such license or supply agreement, in the aggregate, are materially less favorable to the JV Partnership than those offered to Merck in accordance with Section 11.2(b), the JV Partnership shall, before entering such agreement, offer, in the manner set forth in this Section 11.2, to enter into such license or such supply agreement on such new terms with Merck, except that Merck's right to accept such an offer shall be exercisable for a period of thirty (30) days).

     11.3      Products Developed by Biomet; Offer to Joint Venture and Merck.
(a) If after the Closing and during the term of this Agreement, Biomet or any of its Affiliates (other than a JV Entity) develops any technology or products within the JV Business Field or obtains any rights to use any technology or to manufacture or sell any products within the JV Business Field within the JV Territory and Biomet, in its sole discretion, determines that such product or technology should be marketed or sold in the JV Territory, Biomet shall offer such technology and products to the JV Partnership (or any JV Entity nominated by the JV Partnership) in accordance with this Section 11.3 and Section 11.5.

          (b) When Biomet, in its sole discretion, determines that it is in the interest of Biomet to have such technology or products commercially exploited in the JV Territory, Biomet shall offer, to the extent it is permitted to do so, to enter a license or supply agreement with the JV Partnership (or any JV Entity nominated by the JV Partnership) that will enable the JV Entities to manufacture and/or sell such products and use such technology on an exclusive basis within the JV Business Field and within the JV Territory. Biomet shall make such offer by sending a written notice to the JV Partnership containing the terms and conditions of the offer.

          (c)         As an alternative to making the offer in accordance with
Section 11.3(b), Biomet may, at its election, offer to transfer all of Biomet's (and its Affiliates') interests in such technology and products to the JV Partnership (or any JV Entity nominated by the JV Partnership). Biomet shall make such offer by sending a written notice to the JV Partnership containing the terms and conditions of the offer, including terms setting forth a commercially reasonable compensation for such transfer.

          (d) The JV Partnership's right to accept an offer made pursuant to Section 11.3(b) or Section 11.3(c) shall be exercisable by written notice of its acceptance given within one hundred eighty (180) days after receipt of Biomet's offer. The failure of the JV Partnership to give such notice of acceptance in accordance with this Section 11.3(d) shall be deemed to be an election by the JV Partnership not to enter a license or supply agreement or to accept such transfer, as the case may be, on such terms in respect of such technology or products.

          (e) If Biomet makes an offer in accordance with Section 11.3(b) or Section 11.3(c) and the JV Partnership does not elect to enter a license or supply agreement or accept a transfer in respect of such technology or products, except as provided below in Section 11.3(g), Biomet shall be under no obligation to enter any license or supply agreement or transfer agreement in respect of such technology or products with the JV Partnership, and Biomet shall offer such technology and products to Merck (or any Affiliate nominated by Merck) on substantially the same terms as were offered to the JV Partnership in accordance with Section 11.3(b) or Section 11.3(c), as the case may be. Biomet shall make such offer by sending a written notice to Merck containing the terms and conditions of the offer.

          (f) Merck's right to accept such offer shall be exercisable by written notice of its acceptance given within one hundred eighty (180) days after receipt of Biomet's offer. The failure of Merck to give such notice of acceptance in accordance with this Section 11.3(f) shall be deemed to be an election by Merck not to enter a license or supply agreement or to accept such transfer, as the case may be, on such terms in respect of such technology or products. If, following an offer made in accordance with Section 11.3(e), Merck or an Affiliate of Merck enters a license or supply agreement or a transfer agreement in respect of such technology or products, Section 10.1 shall not apply to the exploitation of such technology or products by Merck or its Affiliates.

          (g) If Biomet makes an offer to Merck in accordance with Section 11.3(e) and Merck does not elect to enter a license or supply agreement or accept a transfer in respect of such technology or products, except as provided below, Biomet shall be under no obligation to enter any license or supply agreement or transfer agreement in respect of such technology or products with Merck, and at any time after the notice period referred to in
Section 11.3(f) Biomet may enter a license or supply agreement with any bona fide third party to manufacture and sell such products and use such technology outside the JV Territory or an agreement to transfer all of Biomet's (and its Affiliates') interests in such technology and products (provided that if the terms of such license or supply agreement or agreement to transfer, in the aggregate, are materially less favorable to Biomet than those offered to the JV Partnership in accordance with Section 11.3(b) or Section 11.3(c), as the case may be, Biomet shall, before entering such agreement, offer, in the manner set forth in this Section 11.3, to enter into such license or supply agreement on such new terms first with the JV Partnership and, if the JV Partnership declines, with Merck, except that the JV Partnership's and Merck's right to accept such an offer shall be exercisable for a period of thirty (30) days.

     11.4      Products Developed by Merck; Offer to Joint Venture and Biomet.
(a) If after the Closing and during the term of this Agreement, Merck or any Affiliate (other than a JV Entity) develops any technology or products within the JV Business Field, Merck may in its sole discretion offer such technology and products to, and Merck shall not use such technology or products in direct or indirect competition with the JV Entities or Biomet without having first offered such technology and products to, the JV Partnership (or any JV Entity nominated by the JV Partnership) or Biomet in accordance with this Section
11.4  and  Section  11.5.

          (b) Merck may in its sole discretion offer, to the extent it is permitted to do so, to enter a license or supply agreement with the JV Partnership (or any JV Entity nominated by the JV Partnership) that will enable the JV Entities to manufacture and/or sell such products and use such technology on an exclusive basis within the JV Business Field and within the JV Territory. Merck shall make such offer by sending a written notice to the JV Partnership containing the terms and conditions of the offer.

          (c)         As an alternative to making the offer in accordance with
Section 11.4(b), Merck may in its sole discretion offer to transfer all of Merck's (and its Affiliates') interests in such technology and products to the JV Partnership (or any JV Entity nominated by the JV Partnership). Merck shall make such offer by sending a written notice to the JV Partnership containing the terms and conditions of the offer, including terms setting forth a commercially reasonable compensation for such transfer.

          (d) The JV Partnership's right to accept an offer made pursuant to Section 11.3(b) or Section 11.3(c) shall be exercisable by written notice of its acceptance given within one hundred eighty (180) days after receipt of Merck's offer. The failure of the JV Partnership to give such notice of acceptance in accordance with this Section 11.4(d) shall be deemed to be an election by the JV Partnership not to enter a license or supply agreement or to accept such transfer, as the case may be, on such terms in respect of such technology or products.

          (e) If Merck makes an offer in accordance with Section 11.4(b) or Section 11.4(c) and the JV Partnership does not elect to enter a license or supply agreement or accept a transfer in respect of such technology or products, except as provided below, Merck shall be under no obligation to enter any license or supply agreement or transfer agreement in respect of such technology or products with the JV Partnership, and Merck shall offer such technology and products to Biomet (or any Affiliate nominated by Biomet) on substantially the same terms as were offered to the JV Partnership in accordance with Section 11.4(b) or Section 11.4(c), as the case may be. Merck shall make such offer by sending a written notice to Biomet containing the terms and conditions of the offer provided that if the terms of such license or supply agreement in aggregate are materially less favorable to Merck than those offered to the JV Partnership in accordance with Section 11.4(b) and
Section 11.4(c), Merck shall, before entering such agreement with Biomet, offer in the manner set forth in Section 11.4 to enter into such license or supply agreement or such terms with the JV Partnership, except that the JV Partnership's right to accept such an offer shall be exercisable for a period of thirty (30) days.

          (f) Biomet's right to accept such offer shall be exercisable by written notice of its acceptance given within one hundred eighty (180) days after receipt of Merck's offer. The failure of Biomet to give such notice of acceptance in accordance with this Section 11.4(f) shall be deemed to be an election by Biomet not to enter a license or supply agreement or to accept such transfer, as the case may be, on such terms in respect of such technology or products. If, following an offer made in accordance with this Section 11.4, the JV Partnership, Biomet or an Affiliate of Biomet enters a license or supply agreement or a transfer agreement in respect of such technology or products, Section 10.1 shall not apply to the exploitation of such technology or products by Biomet or its Affiliates.

          (g) If Merck makes an offer to Biomet in accordance with Section 11.4(e) and Biomet does not elect to enter a license or supply agreement or accept a transfer in respect of such technology or products, except as provided below, Merck shall be under no further obligation to enter any license or supply agreement or transfer agreement in respect of such technology or products with Biomet, and at any time after the notice period referred to in Section 11.4(f) Merck may enter a license or supply agreement with any bona fide third party to manufacture and sell such products and use such technology within the JV Territory or an agreement to transfer all of Merck's (and its Affiliates') interests in such technology and products (provided that if the terms of such license or supply agreement or agreement to transfer, in aggregate, are materially less favorable to Merck than those offered to the JV Partnership in accordance with Section 11.4(b) or Section 11.4(c), as the case may be, Merck shall offer, in the manner set forth in this Section 11.4 to enter into such license or such supply agreement on such new terms with Biomet, except that Biomet's right to accept such an offer shall be exercisable for a period of thirty (30) days).

     11.5 Specific Terms. Any offers made in accordance with Sections 11.1(b), 11.2(b), 11.3(b) or 11.4(b) shall include terms setting forth: a commercially reasonable royalty on net sales or return, the transfer price, the territory or countries to which the agreement relates, whether the agreement contains a license to manufacture the products, requirements for the obtaining of regulatory approvals and the conduct of clinical trials, requirements for resources to be available for exploitation and investments to made by the parties to market the products in the territory, requirements for quality control, minimum quantity requirements with respect of the territory or country to which the offer relates, indemnifications, the term of the agreement and provisions for renewal, requirements for insurance, requirements for record keeping, requirements for trademark use, how ownership of technology and trademarks and improvements thereon will be treated, and other provisions customary in such agreements.

     11.6 Intellectual Property for Completed Projects. After the Closing and for the term of this Agreement, the JV Entities shall register where appropriate, and maintain all Intellectual Property relating to Completed Projects (including ensuring that any Permits in respect of such Intellectual Property are current and paid up) at no expense to Merck in the JV Territory and the Export Territory and every jurisdiction in the world where such Intellectual Property is registered or has current applications as of the Closing Date so long as the same shall enable the Completed Projects to be distributed and sold in the JV Territory and the Export Territory and anywhere in the world exclusively by the JV Entities or by a licensee or sublicensee or a distributor of the JV Entities. Notwithstanding the foregoing, in the event the Board of Directors determines that it is in the interest of the Joint Venture to discontinue the maintenance of any such Intellectual Property in any jurisdiction, the JV Partnership shall give Merck notice that it intends to discontinue such maintenance, which notice shall identify the particular Intellectual Property and the jurisdiction(s) involved. At any time after receipt of such notice, Merck shall be entitled to assume the obligation and responsibility to maintain such Intellectual Property in such jurisdiction at Merck's expense. If Merck elects to assume such obligation and responsibility from the JV Entities, the JV Entities shall promptly provide to Merck all documents and other information relating to such Intellectual Property as is reasonably necessary to maintain such Intellectual Property in such jurisdiction(s) and, if the JV Entities have ceased to sell any product covered by such Intellectual Property in such jurisdiction(s), the JV Entities shall promptly offer to assign all rights to such Intellectual Property in such jurisdiction(s) to Merck for no consideration and the provisions of
Section 10.1 shall cease to apply to Merck and its Affiliates in respect of such Intellectual Property, and any products related to such Intellectual Property, in such jurisdiction(s). Provided reasonable notice of the expiration of any registration with respect to such Intellectual Property in such jurisdiction(s) has been given to Merck, no JV Entity shall have any further obligation or responsibility with respect to the maintenance of such Intellectual Property in such jurisdiction(s), from and after the sixtieth
(60th)  day  after  receipt  by  Merck  of    notice  under this Section 11.6.

     11.7 Lorenz Products. If, as of the date of this Agreement, any JV Entity markets or sells in the JV Territory any product manufactured or sold by Lorenz, such JV Entity may continue to market or sell such product in the JV Territory for a period of two (2) years after the Closing Date. After such two (2) year period if a JV Entity desires to market or sell such products, or at any time after the Closing Date a JV Entity desires to market or sell any other product manufactured and/or sold by Lorenz, in all or part of the JV Territory, and has the ability to do so, such JV Entity may submit to Lorenz a detailed proposal for distributing such products in the JV Territory, provided that the price to be paid by such JV Entity shall be no less favorable to Lorenz than the price that would be paid by an unrelated dealer in the JV Territory. Biomet shall cause Lorenz to respond to such proposal within ninety (90) days of receipt of such proposal and Biomet shall cause Lorenz to accept such proposal unless Lorenz has reasonable objections thereto. For only as long as a JV Entity does not distribute any such Lorenz products in a part of the JV Territory or ceases to do so, Lorenz shall be free to market, sell and distribute such products directly or through distributors in such part of the JV Territory and Section 10.1 shall not apply to Lorenz marketing or selling such products.


12.          PROFITS  OF  THE  JOINT  VENTURE

     12.1 Dividend Policy. (a) The Consolidated Net After Tax Profit of the JV Entities for each Fiscal Year shall be determined at the end of each Fiscal Year of the JV Partnership.

          (b) Unless the Board of Directors determines otherwise by unanimous vote of its members, the Board of Directors shall determine an amount equal to at least thirty-three percent (33%) of the amount of the Consolidated Net After Tax Profit of the JV Entities for each Fiscal Year (the "Determined Distribution") which shall be distributed to the partners of the JV Partnership by the JV Partnership on or before the ninetieth (90th) day after the end of such Fiscal Year, in accordance with Section 12.1(d).

          (c) The return (including royalties) received by all JV Entities in respect of sales, or the licensing of manufacture or sales, of any Uncompleted Projects outside the JV Territory (the "Uncompleted Projects Royalties") in respect of each of Fiscal Years 2002 through 2008 (inclusive) shall be determined, and shall accrue for payment as a distribution to the partners of the JV Partnership in accordance with Section 12.1 and sixty percent (60%) of such amount shall accrue for distribution to Merck and forty percent (40%) of such amount shall accrue for distribution to Biomet. Twenty percent (20%) of any Uncompleted Projects Royalties received by the JV Entities in any Fiscal Year and not distributed within ninety (90) days after the end of the Fiscal Year shall accrue an interest factor at LIBOR per annum (calculated daily) from the end of such ninety (90) day period for distribution to Merck in the subsequent Fiscal Years in accordance with
Section  12.1.

          (d) The Determined Distribution in respect of a Fiscal Year shall be distributed:

               (i) first, to Merck up to an amount equal to the interest factor accrued to Merck pursuant to Section 12.1(c), but not previously distributed;

               (ii) second, to the partners of the JV Partnership up to an amount equal to the Uncompleted Projects Royalties in proportion to the amounts accrued to each, but not previously distributed;

               (iii) third, fifty percent (50%) of the remainder, if any, to Merck; and

               (iv)          fourth,  the  remainder  shall  be  distributed:

                    (1) first, to Merck up to an amount equal to the amount, if any, accrued to Merck in accordance with Section 12.2, but not previously distributed to Merck in accordance with this Section 12.1(d)(iv) or
Section  12.3(a);  and

                    (2)          second,  the  remainder,  if  any, to Biomet.

          (e) Any amounts accrued to the partners of the JV Partnership as provided in Section 12.2 or in respect of Uncompleted Project Royalties, including the interest factor thereon, and not distributed in accordance with this Section 12.1 in respect of the Fiscal Year in which such amounts accrued, will carry forward for distribution in future years in accordance with this
Section  12.1.

     12.2        Preferential Distribution of Cumulative 10% After Tax Profit.
The following amounts in respect of the following fiscal years, shall accrue for payment to Merck in accordance with Section 12.1 or 12.3:

               (a) in respect of Fiscal Year 1999, an amount, if any, equal to one half of the amount by which the Consolidated Net After Tax Profit of the JV Entities for Fiscal Year 1999 is less than the Base After Tax Profit;

               (b) in respect of Fiscal Year 2000, an amount, if any, equal to one half of the amount by which the Consolidated Net After Tax Profit of the JV Entities for Fiscal Year 2000 is less than 110% of the Base After Tax Profit; and

               (c) in respect of Fiscal Year 2001, an amount, if any, equal to one half of the amount by which the Consolidated Net After Tax Profit of the JV Entities for Fiscal Year 2001 is less than 121% of the Base After Tax Profit.

     12.3 $4,388,000 Preferential Distribution. The JV Partnership shall pay to the Parties, as a preferential distribution, an amount of $4,388,000 on each of the first seven (7) anniversaries of the Closing, such amount to be distributed:

          (a) first, to Merck, up to an amount equal to the amount, if any, accrued to Merck in accordance with Section 12.2, but not previously distributed to Merck under Section 12.1(d)(iv) or this Section 12.3(a); and

          (b)          second,  the  remainder,  if  any,  to  Biomet.

     12.4 No Reduction of Determined Distribution. No preferential distributions permitted by this Agreement (other than as provided in Section 12.1(d) or in paragraph (a) of the definition of Consolidated Net After Tax Profit in Section 1.1) shall reduce the Determined Distribution payable to the partners of the JV Partnership in respect of any Fiscal Year.

     12.5 Payment of Distributions. All distributions by the JV Partnership pursuant to Sections 12.1 or 12.3 shall be paid in United States dollars in immediately available cleared funds on or before the date set forth in such Section, or if such date is not a Business Day, on the next succeeding Business Day and shall be distributed less any applicable withholding taxes.


13.          TRANSFERS  OF  SHARES

     13.1 Restriction. Except as provided in this Section 13 and Schedule 13.3, neither Party shall (and Biomet shall ensure that Biomet Europe shall not), directly or indirectly, assign, transfer, pledge, hypothecate, or otherwise dispose of or alienate in any manner any of its interest in the JV Partnership.

     13.2 Transfer to an Affiliate. Either Party may (and Biomet may permit Biomet Europe to) in whole or in part transfer its interest in the JV Partnership to an Affiliate with the prior written consent of the other Party, which consent will not be unreasonably withheld provided such transferee carries on no business other than holding such interest in the JV Partnership. It is a condition of any such transfer that the transferee become a signatory to this Agreement and agree to perform all of the obligations of the transferor hereunder, but the transferor (or, in the case of a transfer by Biomet Europe, Biomet) will remain fully liable for the performance by the transferee of the obligations hereunder of both the transferor and the transferee.

     13.3 Put Option of Merck. (a) Biomet hereby grants to Merck a put option whereby Merck has the right to elect to require Biomet to purchase all, but not less than all, of Merck's interest in the JV Partnership (the "Put Option") for the amount in cash calculated in accordance with Schedule 13.3 (the "Put Exercise Price"), subject to the terms and conditions specified in this Section 13.3 and Schedule 13.3.

          (b) Biomet agrees that it shall purchase from Merck all of Merck's interest in the JV Partnership at the Put Exercise Price upon delivery of the notice referred to in Section 13.3(c), subject only to the terms and conditions specified in this Section 13.3 and Schedule 13.3.

          (c) Merck may exercise the Put Option by delivering a notice to Biomet to that effect specifying a closing date in respect of the Put Option (the "Put Closing Date"), provided that the Put Closing Date is a Business Day not less than one hundred eighty (180) days after receipt of such notice by Biomet, and provided that such notice is only delivered during the periods:

               (i) commencing on the first day of Fiscal Year 2002 and ending on the date that is ten (10) days after the last day of Fiscal Year 2008; or

               (ii) commencing upon the date on which a Change of Control of Biomet occurs and ending on the earlier of the last day of Fiscal Year 2023 or one hundred eighty (180) days after receipt by Merck of the notice referred to in Section 13.3(g).

          (d)          Upon the receipt by Biomet of the notice referred to in
Section 13.3(c), Merck and Biomet shall be deemed to have entered into an agreement for the sale and purchase of all of Merck's interest in the JV Partnership upon the terms and conditions specified in this Section 13.3 and
Schedule 13.3 without the need for execution or delivery of any further agreement or other instrument by either Party and such agreement shall be binding on Biomet and Merck. The completion of such sale and purchase shall occur on the Put Closing Date at 10:00 a.m., at the offices of Merck in Darmstadt, or at such other time and place as the Parties may agree. At the completion  of  such  sale  and  purchase on the Put Closing Date, Merck shall deliver  a  duly  executed  instrument of assignment in favor of Biomet or its nominee of all of Merck's interest in the JV Partnership in form reasonably satisfactory to Biomet's counsel and Biomet shall deliver to Merck in immediately available funds the Put Exercise Price. It is expressly acknowledged that no interest in Merck's interest in the JV Partnership passes to Biomet upon entry into this Agreement and such interest will not pass until the occurrence of the Put Closing Date.

          (e) All Transfer Taxes assessed on or applicable to the exercise of the Put Option or the sale and purchase or the assignment, transfer, conveyance and delivery of Merck's interest in the JV Partnership pursuant to the Put Option shall be paid by Biomet and Merck equally.

          (f) Notwithstanding any other provision of this Agreement, Biomet may assign to one of its Affiliates its rights to acquire all of Merck's interest in the JV Partnership pursuant to the Put Option, provided that Biomet shall remain liable for all obligations of Biomet and such assignee hereunder.

          (g) Upon the occurrence of a Change of Control of Biomet, Biomet shall promptly give a notice to Merck specifying the identity of the beneficial owner of the acquired voting securities of Biomet and the number and percentage of outstanding voting securities of Biomet beneficially owned by such person.

          (h) In the event that Biomet receives an offer from, or enters into discussions with, any person (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) to acquire voting securities of Biomet from Biomet or in the event that Biomet learns that such a person has offered to acquire or has acquired voting securities of Biomet from any person or persons, then Biomet shall give Merck a notice specifying the identity of the purchaser or prospective purchaser of such voting securities and the terms or proposed terms of such acquisition, if immediately following such acquisition, any such person is or would be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than thirty percent (30%) of the outstanding voting securities of Biomet, provided nothing in this Section will require Biomet to breach any obligation under the law or any legal or fiduciary obligation owed by Biomet or Biomet's board of directors to its shareholders.

     13.4 Merck Right to Transfer to Unaffiliated Third Party. (a) At any time after the third (3rd) anniversary of the Closing Date, Merck may sell, transfer, assign or otherwise dispose of all, but not less than all, of its interest in the JV Partnership pursuant to this Section 13.4.

          (b) If Merck desires to sell, transfer, assign or otherwise dispose of all, but not less than all, of Merck's interest in the JV Partnership (other than to an Affiliate), Merck shall first make an offer to sell, transfer, or assign all of such interest to Biomet. Merck shall make such offer by sending a written notice of such offer to Biomet stating the proposed purchase price therefor and the terms and conditions of the offer.

          (c) Biomet's right to purchase Merck's interest in the JV Partnership shall be exercisable by written notice of its acceptance of Merck's offer under Section 13.4(b) given within ninety (90) days after receipt of such offer. The failure of Biomet to give such notice of acceptance in accordance with this Section 13.4(c) shall be deemed to be an election by Biomet not to purchase Merck's interest in the JV Partnership.

          (d) If Biomet does not elect to purchase all of Merck's interest in the JV Partnership offered in accordance with Section 13.4(b), Merck shall be under no obligation to sell such interest in the JV Partnership to Biomet, and at any time after the ninety (90) day notice period referred to in Section 13.4(b) Merck may sell, transfer, assign or otherwise dispose of its interest in the JV Partnership offered in accordance with Section 13.4(b) to a bona fide third party purchaser for a purchase price that is no lower than that stated in such offer and upon terms that, in the aggregate, are not materially less favorable to Merck than those stated in such offer.

          (e) The completion of any purchase by Biomet of Merck's interest in the JV Partnership offered in accordance with Section 13.4(b) shall occur at 10:00 a.m. at the offices of Merck in Darmstadt one hundred eighty (180) days after the receipt of the notice referred to in Section 13.4(b), or at such other time and place as the Parties may agree. At the completion of such sale and purchase, Merck shall deliver a duly executed instrument of assignment in favor of Biomet or its nominee of all of Merck's interest in the JV Partnership offered in accordance with Section 13.4(b) in form reasonably satisfactory to Biomet's counsel and Biomet shall deliver to Merck in immediately available funds the purchase price. It is expressly acknowledged that no interest in Merck's interest in the JV Partnership passes to Biomet upon entry into this Agreement and such interest will not pass until the occurrence of the completion of the sale and purchase.

          (f) Notwithstanding any other provision of this Agreement, Biomet may assign to one of its Affiliates its rights to acquire Merck's interest in the JV Partnership offered in accordance with Section 13.4(b), provided that Biomet shall remain liable for all obligations of Biomet and such assignee hereunder.


14.          REPRESENTATIONS  AND  WARRANTIES

     14.1 Representations and Warranties of the Parties. Each of the Parties represents and warrants to the other that:

          (a) Such Party is duly organized and validly existing under the laws of the jurisdiction in which it has been organized and is duly qualified to do business and in good standing in each jurisdiction where such qualification is required by virtue of the nature of such Party's business or nature of the properties owned, leased or used by such Party;

          (b) The copies of the charter documents of such Party, as amended to date, which have been delivered to the other Party, are correct and complete and in full force and effect, and no action has been taken by such Party with respect to the amendment of its charter documents; and

          (c) The execution, delivery and performance by such Party of this Agreement and the Ancillary Agreements to which it will be or is a party have been duly and effectively authorized by all requisite corporate action, and this Agreement and the Ancillary Agreements to which it will be or is a party do not and will not violate the provisions of such Party's charter documents, the provisions of any note of which such Party is the maker or of any indenture, agreement or other instrument to which such Party is a party, or by which it is bound, or, to the best of such Party's knowledge, of any law, regulation or order of the United States or of any jurisdiction in the JV Territory, including any law, regulation or order relating to antitrust or securities matters; and this Agreement has been and, as of the Closing, the Ancillary Agreements to which it is or will be a party will be duly and validly executed and delivered by such Party and constitute binding obligations of such Party enforceable in accordance with their terms.

     14.2 Representation and Warranties of Biomet. Biomet hereby represents, warrants and undertakes to Merck in the terms set forth in
Schedule  14.2.

     14.3          Representations  and  Warranties  of  Merck.   Merck hereby
represents,  warrants  and  undertakes  to  Biomet  in  the terms set forth in
Schedule  14.3.

     14.4          Reliance.    Except  as  otherwise  provided  herein,  the
representations, warranties, covenants and agreements made in this Agreement, the Ancillary Agreements and certificates delivered pursuant to Section 6 by each Party shall survive investigation by the other Party and the execution and delivery of this Agreement, the Ancillary Agreements and such certificates and are made with the knowledge and expectation that the other Party is placing complete reliance thereon in entering into this Agreement and the Ancillary Agreements and the same shall not be deemed waived by any investigation conducted or knowledge gained by the other Party or its employees, advisers, consultants or representatives.

     14.5 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive indefinitely, except that the representations and warranties set forth in
Schedule  14.2,  Sections 14.2.5-14.2.16 (inclusive), Sections 14.2.18-14.2.20
(inclusive) and Sections 14.2.22-14.2.25 (inclusive) and Schedule 14.3, Sections 14.3.5-14.3.16 (inclusive), Sections 14.3.18-14.3.20 (inclusive) and Sections 14.3.22-14.3.25 (inclusive) shall survive until the fifth (5th) anniversary of the Closing Date.


15.          PRE-CLOSING  OBLIGATIONS

     15.1 Obligations of the Parties. The Parties shall apply for and diligently prosecute all applications for, and shall use commercially reasonable efforts promptly to obtain, such consents, authorizations and approvals from such governmental authorities as shall be necessary to permit the consummation of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Section 6 and to effect the consummation of the transactions contemplated by this Agreement.

     15.2 Conduct of Business Prior to Closing. From the date of this Agreement until the Closing, except as set forth in Schedule 3.1, as contemplated by this Agreement or as otherwise consented to by the Parties in writing, such consent not to be unreasonably withheld, Biomet shall cause each of the Biomet JV Entities and Merck shall cause each of the Merck Transferors and each of the Merck JV Entities to:

          (a) carry on its business only in the ordinary course and in substantially the same manner in which it previously has been conducted and use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its executive officers and key employees and preserve its relationships with customers, clients and others having material business dealings with it;

          (b)          not  amend  its  charter  documents  or  by-laws;

          (c) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, or enter into any joint venture or partnership with, any corporation, partnership, association or other business organization or division thereof;

          (d) not take any action or omit to take any action, which action or omission would result in a breach or inaccuracy of any of the representations and warranties set forth in this Agreement at, or as of any time prior to, the Closing;

          (e) not sell or otherwise transfer any of its own assets outside the ordinary course of business;

          (f) not maintain its books of account and records in other than its usual, regular and ordinary manner, consistent with its past practice;

          (g) not amend or modify any material agreement, except for (i) amendments or modifications required by any applicable law, (ii) renewals,
(iii) non-material amendments, and (iv) amendments in the ordinary course of business;

          (h) not grant any increase in compensation to any officer or employee except for normal annual increases consistent with past practices and for, in the case of Merck Transferors, officers and employees not included in the Merck JV Business;

          (i) not declare or otherwise pay any dividend or other distribution in respect of its capital stock;

          (j) not prepay or repay any liabilities to Biomet or Merck except in accordance with past practice as contemplated by Schedule 3.1 or as otherwise contemplated by this Agreement;

          (k)          not  agree  or  commit  to do any of the foregoing; and

          (l) promptly advise the other Party in writing of any fact, condition, occurrence or change known to the Party that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of the Biomet JV Entities, in the case of Biomet, or the Merck Transferors or the Merck JV
Entities,  in  the  case  of  Merck or cause a material breach of this Section
15.2.

     15.3 Access and Information. From the date of this Agreement until the Closing, the Parties shall cause each of the Biomet JV Entities or the Merck Transferors and the Merck JV Entities, as the case may be, to give to the other Party and its representatives full access at all reasonable times to its officers and employees, its properties, books and records, and its legal, accounting and actuarial advisors, and shall furnish such information and documents in its possession relating thereto.

     15.4 [Confidential information omitted and filed separately with the Commission] Negotiations. Prior to the Closing, Merck shall have the exclusive right to negotiate and shall initiate and pursue negotiations with [confidential information omitted and filed separately with the Commission] to be contributed to the Joint Venture, provided that Merck shall keep Biomet informed as to the progress of such negotiations, and shall not execute an agreement in respect of [confidential information omitted and filed separately with the Commission] without the prior approval of Biomet, such approval not to be unreasonably withheld, or without agreeing upon the terms of [confidential information omitted and filed separately with the Commission] between the Joint Venture and Biomet described in this Section 15.4. Prior to the Closing, Biomet shall not and shall ensure that its Affiliates do not initiate or continue any negotiations with [confidential information omitted and filed separately with the Commission] other than in conjunction with Merck. After the Closing, the Joint Venture shall pursue negotiations with [confidential information omitted and filed separately with the Commission] and Biomet and Merck shall not and shall ensure that their respective Affiliates (other than JV Entities) do not initiate or continue any negotiations with [confidential information omitted and filed separately with the Commission] other than in conjunction with the Joint Venture, except that if the Board of Directors reasonably determines that such negotiations with [confidential information omitted and filed separately with the Commission] will not result in an agreement acceptable to the Joint Venture, thereafter Biomet is permitted to negotiate with [confidential information omitted and filed separately with the Commission]. Contemporaneously with such negotiations with [confidential information omitted and filed separately with the Commission], the parties shall negotiate the terms of [confidential information omitted and filed separately with the Commission] between the Joint Venture and Biomet concerning [confidential information omitted and filed separately with the Commission].

16.          TRANSITIONAL  MATTERS

     16.1 JV Entities' Funds. Biomet and Merck covenant and agree that any funds of the JV Entities, including, without limitation, funds received in respect of uncollected amounts receivable that are included in the Biomet JV Entities' Assets or the Merck JV Entities' Assets as of the Closing Date and funds attributable to the Biomet JV Business or the Merck JV Business (to the extent contributed to the Joint Venture), which may be received by Biomet and its Affiliates (other than JV Entities) or Merck and its Affiliates (other than JV Entities) after the Closing Date shall be promptly remitted to the JV Entities and shall be held in trust for the JV Entities until so remitted. Biomet and Merck shall submit weekly reports of any funds of the JV Entities received by Biomet and its Affiliates and Merck and its Affiliates, respectively, for one hundred eighty (180) days following the Closing Date.

     16.2 Maintenance of Books and Records. The Merck Transferors shall preserve until the sixth (6th) anniversary of the Closing Date all records possessed by such persons relating to any of the assets, liabilities or business of the Merck JV Business prior to the date hereof. After the Closing Date, the Merck Transferors shall provide the JV Entities and their representatives with access, upon reasonable written request, during regular business hours, to such records, and the JV Entities and their representatives shall have the right to make copies and extracts of such records.

     16.3 Provision of Services. The JV Entities shall be permitted to engage Biomet and Merck and their Affiliates (other than JV Entities) to provide services (such as accounting, billing and collection, payroll, research and development and legal services) to the JV Entities, provided that:

          (a) services of that kind were provided to the Biomet JV Entities by Biomet or its Affiliates or to the Merck JV Entities by Merck or its Affiliates, as the case may be, prior to the Closing;

          (b) such engagement is terminable by the JV Entities at any time upon three (3) months' notice;

          (c) such engagement is terminable by Biomet or Merck at any time after sixteen (16) months after the Closing Date upon three (3) months' notice; and

          (d) the terms of engagement are no less favorable to the JV Entities than the terms typically provided to the Biomet JV Entities by Biomet and its Affiliates or the Merck JV Entities by Merck and its Affiliates, as the case may be, prior to the Closing.


17.          INDEMNIFICATION

     17.1 Indemnification By Party. Each of Biomet and Merck (in either case, an "indemnitor") shall indemnify and hold harmless the other Party, any entity which directly or indirectly controls the other Party and each of the JV Entities and their respective officers, directors, employees, agents and representatives (each an "indemnified person") from and against:

          (a) any loss, liability, claim, obligation, damage or deficiency incurred by the indemnified person arising out of or resulting from a breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of the indemnitor contained in this Agreement or in any agreement, instrument, document, statement or certificate furnished to the indemnified person pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

          (b) any and all liabilities and obligations of the indemnitor or its Affiliates (other than the JV Entities) of any nature whatsoever, except for those liabilities and obligations of the indemnitor or its Affiliates which are specifically assumed by a JV Entity pursuant to this Agreement;

          (c) any and all actions, suits, claims, demands, proceedings (including arbitral proceedings) or investigations against or involving the indemnitor or its Affiliates, in which the principal event giving rise thereto occurred prior to the Closing Date or which results from or arises out of any action or inaction prior to the Closing Date of the indemnitor, or its Affiliates or any director, officer, employee, agent, representative or subcontractor thereof, except for those which are specifically assumed by a JV Entity pursuant to this Agreement;

          (d) any and all liabilities and obligations of, or any and all actions, suits, claims, demands, proceedings (including arbitral proceedings) or investigations against or involving, the Biomet JV Entities, in the case where Biomet is the indemnitor, or the Merck JV Entities, in the case where Merck is the indemnitor, in which the principal event giving rise thereto occurred prior to the Closing Date or arises out of any action or inaction of the indemnitor or its Affiliates or any director, officer, employee, agent, representative or subcontractor thereof prior to the Closing Date, notwithstanding any disclosure in any other schedule to this Agreement, except for those specifically set forth (i) in the case where Biomet is the indemnitor, in Schedule 17.1(d)(i), and (ii) in the case where Merck is the indemnitor, in Schedule 17.1(d)(ii);

          (e) all claims of creditors asserted against the indemnified person by reason of the agreement of the indemnified person to waive compliance by the indemnitor or its Affiliates (other than the JV Entities) with the provisions of any applicable law in respect of sale of goods in bulk, fraudulent conveyance or other law for the protection of creditors to the extent liability for any such claims has not been expressly assumed by a JV Entity pursuant to this Agreement; and

          (f) any actions, judgments, costs and expenses (including reasonable attorneys' fees) incurred in investigating, preparing or defending any litigation or proceeding (commenced or threatened) incident to any of the foregoing or the enforcement of this Section 17.1.

     17.2 Biomet Tax Indemnity. (a) Notwithstanding any disclosure contained in this Agreement, Biomet agrees to indemnify the JV Partnership and each of the JV Entities (each an "indemnified person"):

               (i) against (x) all Taxes payable in respect of the ownership or operation of the Biomet Contribution which are attributable to any period or portion thereof that ends on or before the Closing Date in excess of Taxes accrued for such period or portion thereof and listed on
Schedule 7.3 (as amended in accordance with Section 7.3(b)) and (y) all Taxes imposed in respect of the Biomet Contribution resulting directly or indirectly from the transfer of the Biomet Contribution pursuant to this Agreement; and

               (ii) for any and all claims, losses, liabilities, damages, costs and expenses (including court costs and reasonable professional fees and disbursements incurred in the investigation, defense or settlement of any claims covered by this indemnity) and other obligations of any nature whatsoever related to or arising out of Taxes for which Biomet or its Affiliates or the JV Entities are responsible pursuant to this Section 17.2.

          (b) "Biomet Contribution" means all contributions to the Joint Venture by Biomet, including the Biomet Shares, Biomet JV Entities, Biomet JV Entities' Assets, Biomet JV Business, Biomet Contributed Intercompany Indebtedness, Biomet Intercompany Indebtedness, Biomet Berlin Debt, Biomet Contributed Berlin Debt, Biomet Third Party Debt and Biomet Contributed Third Party Debt, including post-Closing adjustments to cash, receivables and indebtedness of the Biomet JV Entities and the post-Closing real estate adjustment provided in Section 7.5, and also including any post-Closing transfers and assignments provided for in Section 7.9 and any conversion of JV Entities into entities that Biomet may elect to disregard as separate entities for U.S. tax purposes.

          (c) Biomet agrees to indemnify the JV Partnership and each of the JV Entities (each an "indemnified person") for the amount of any Tax incurred by a JV Entity by reason of the application of arm's length or transfer pricing principles by any jurisdiction resulting from, arising out of, relating to, or caused by:

               (i) loans, product sales, leases and licenses of tangible or intangible property, the provision of services, or any other direct or indirect arrangement between Biomet or any of its Affiliates and a JV Entity prior to the Closing; or

               (ii) any transaction contemplated by those Ancillary Agreements substantially in the form annexed as Exhibits A - E (inclusive), provided the relevant JV Entity has received notification in writing from a tax authority to the effect that such authority has a concern that such transaction may result in a JV Entity incurring a Tax by reason of such principles and such JV Entity does not amend the terms of such transaction to avoid such Tax.

     17.3 Merck Tax Indemnity. Notwithstanding any disclosure contained in this Agreement, Merck agrees to indemnify the JV Partnership and each of the JV Entities (each an "indemnified person"):

          (a) against (i) all Taxes payable in respect of the ownership or operation of the Merck Contribution which are attributable to any period or portion thereof that ends on or before the Closing Date in excess of Taxes accrued for such period or portion thereof and listed on Schedule 7.4 (as amended in accordance with Section 7.4(b)) and (ii) all Taxes imposed in respect of the Merck Contribution resulting directly or indirectly from the transfer of the Merck Contribution pursuant to this Agreement; and

          (b) for any and all claims, losses, liabilities, damages, costs and expenses (including court costs and reasonable professional fees and disbursements incurred in the investigation, defense or settlement of any claims covered by this indemnity) and other obligations of any nature whatsoever related to or arising out of Taxes for which Merck or its Affiliates or the JV Entities are responsible pursuant to this Section 17.3.

          "Merck Contribution" means all contributions to the Joint Venture by Merck, including the Merck Shares, Merck JV Assets, Merck JV Entities, Merck JV Entities' Assets, Merck JV Business, Merck Intercompany Indebtedness, Merck Third Party Debt and Merck Contributed Third Party Debt, including post-Closing adjustments to cash, receivables and indebtedness of the Merck JV Entities.

     17.4 Further Taxation Matters. (a) For the purposes of Section 17.2 and Section 17.3, in the case of Taxes payable in respect of the ownership or operation of the Biomet Contribution or the Merck Contribution, as the case may be, that are attributable to any taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

               (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

               (ii) in the case of Taxes not described in Section 17.4(a)(i) (e.g., those imposed on a periodic basis and measured by the level or amount of any item), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of such period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

          (b) With respect to any Tax Return required to be filed by a JV Entity after the Closing Date and as to which an amount of Tax is allocable to Biomet or Merck, as the case may be, under Section 17.4(a), the JV Partnership shall cause such JV Entity to provide such Party with a copy of such Tax Return completed in draft form (with supporting schedules and information and, in the case of a Tax Return for any taxable period that includes the Closing Date, a statement certifying the amount of Tax shown on such Tax Return that is allocable to such Party pursuant to Section 17.4(a)) at least thirty (30) days prior to the due date (including any extension thereof) for the filing of such Tax Return, and such Party and its respective representatives shall have the right to review such Tax Return and statement prior to the filing of such Tax Return. Biomet and Merck agree to consult and to attempt in good faith to resolve any issues arising as a result of such review. Biomet or Merck, as the case may be, shall pay the amount shown on such statement or determined to be due to the JV Partnership prior to the due date of the applicable Tax Return.

          (c) All Taxes incurred in connection with the transfer of the Biomet Contribution under this Agreement (including contributions of funds to the JV Partnership under Section 7.3 or (ii) any other transaction, distribution, reorganization or restructuring of, or relating to, the Biomet Contribution following such transfer necessary to bring about the Joint Venture structure depicted in Schedule 4.3, including the undertakings pursuant to Section 7.1, shall be paid by Biomet when due, and Biomet will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable law, the JV Partnership shall, and shall cause any JV Entity to, join in the execution of any such Tax Returns and other documentation. All Taxes incurred in connection with the transfer of the Merck Contribution under this Agreement (including contributions of funds to the JV Partnership under Section 7.4) or
(ii) any other transaction, distribution, reorganization or restructuring of, or relating to, the Merck Contribution following such transfer necessary to bring about the Joint Venture structure depicted in Schedule 4.3, including the undertakings pursuant to Section 7.2, shall be paid by Merck when due, and Merck will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable law, the JV Partnership shall, and shall cause any JV Entity to, join in the execution of any such Tax Returns and other documentation.

          (d) Any refunds received by a JV Entity or any successor thereto (and any equivalent benefit to any such JV Entity or successor through a reduction in tax liability for a post-Closing Date period) of Taxes (net of any associated Tax detriment) in respect of the Biomet Contribution or the Merck Contribution, as the case may be, relating to taxable periods ending on or before the Closing Date (or the portion of the taxable period including such date that precedes such date in accordance with Section 17.4(a)), except for the portion of any such refund reflected as an asset on the Biomet Balance Sheets or the Merck Balance Sheet, as the case may be, shall be for the account of Biomet or Merck, as the case may be, and the relevant JV Entity (through the JV Partnership) shall pay over to such Party any such refund or the amount of any such benefit within five (5) Business Days of receipt. The JV Partnership shall, if Biomet or Merck, as the case may be, shall so request and at such Party's expense, shall cause the relevant JV Entity to file for and obtain any refunds or equivalent amounts to which such Party is entitled under this Section 17.4(d).

          (e) After the Closing, the JV Partnership shall promptly notify Biomet or Merck, as the case may be, in writing upon the commencement of any Tax audit or administrative or judicial proceeding that could affect such Party or its Affiliates (other than the JV Entities) and also shall separately notify such Party in writing of any proposed or final demand or claim on a JV Entity which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by such Party under Section 17.2, in the case of Biomet, or Section 17.3, in the case of Merck. Each such notice shall contain factual information (to the extent known to the JV Partnership and relevant JV Entity) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.

          (f) The Parties agree that, with respect to any payment or indemnity made under Section 17.2 or Section 17.3, such payment or indemnity shall include the net amount necessary to hold the recipient of the payment or indemnity harmless on an after-tax basis from all Taxes required to be paid or credited by such recipient with respect to such payment or indemnity under the laws of any Tax authority.

          (g) The indemnity obligations under Sections 17.2 to 17.4 (inclusive) shall survive and shall be in full force and effect until one month following the expiration of the statute of limitations for the relevant Tax.

     17.5 Notification of Claims. (a) Except as provided in Section 17.5(b) and Section 17.5(c), in the event of the occurrence of an event which an indemnified person asserts constitutes an event in respect of which indemnification may be sought from the indemnitor, such indemnified person shall provide the indemnitor with prompt notice of such event and shall otherwise make available to the indemnitor all relevant information which is material to the claim and which is in the possession of the indemnified person. If such event involves a claim brought by any third party (a "third-party claim"), the indemnitor shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such third-party claim, and to employ counsel to assist such indemnitor in connection with the handling of such claim, at the sole expense of the indemnitor, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior written consent of the indemnitor unless and until the indemnitor shall have failed, after the lapse of a reasonable period of time, but in no event more than thirty (30) days after notice of such claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified person's failure to give timely notice or to furnish the indemnitor with any relevant data and documents in connection with any third-party claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such person, except and only to the extent that such failure shall result in any material prejudice to the indemnitor. If so desired by any indemnitor, such indemnitor may elect, at such indemnitor's sole expense, to assume control of the defense, settlement, adjustment or compromise of any third-party claim, provided that before entering into any settlement, adjustment or compromise of such claim, or ceasing to defend against such claim, if as a result thereof, or pursuant thereto, there would be imposed on any indemnified person any liability or obligation not covered by the indemnification obligations of the indemnitor under this Agreement (including, without limitation, any injunctive relief or other remedy), such indemnitor shall obtain the consent of such indemnified persons. After an indemnitor assumes control of the defense, settlement, adjustment or compromise of a claim, any indemnified party shall be entitled to participate in such defense, settlement, adjustment or compromise through counsel of its own choosing; provided that the fees and expenses of such counsel shall be borne by such indemnified party.

          (b) The Parties hereby acknowledge and agree that, notwithstanding the procedures established in Section 17.5(a), a JV Entity, as an indemnified person, shall be entitled to make payments to persons, and to treat such payments as subject to indemnification under Section 17.1, without complying with the procedures set forth in Section 17.5(a), to the extent that such payments relate to liabilities and obligations owed to persons or entities with whom or with which the indemnified person has an ongoing business relationship, where such liabilities and obligations relate to the Biomet JV Business or the Merck JV Business, but do not constitute obligations or liabilities assumed by the JV Entities pursuant to this Agreement and where the indemnified Party in good faith has reasonably determined that such amounts continue to be due and payable.

          (c) Each of Biomet and Merck may direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought from such Party under Section 17.2, in the case of Biomet, and Section 17.3, in the case of Merck, (any such audit, claim for refund or proceeding relating to an asserted Tax liability are referred to herein collectively as a "tax contest"). If such Party elects to direct the tax contest of an asserted Tax liability, the JV Partnership shall cooperate and shall cause the relevant JV Entity or any successor thereto to cooperate in each phase of such tax contest, and the JV Partnership shall promptly empower and shall cause the relevant JV Entity or any successor thereto promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of such Party as it may designate to represent the relevant JV Entity or its successor in the tax contest insofar as the tax contest involves an asserted Tax liability for which such Party would be liable under Section 17.2, in the case of Biomet, and Section 17.3, in the case of Merck. Biomet and Merck (and the JV Partnership) shall consult with respect to, and a reasonable amount of time in advance of, the settlement of any tax contest controlled by Biomet or Merck pursuant to this
Section 17.5(c) that might affect any JV Entity with respect to any Tax for which such Party is not responsible hereunder, and such Party may not settle any such tax contest without the consent of the other Party (which consent shall not be unreasonably withheld).

     17.6 Payments Treated as Capital Contributions. Merck and Biomet agree to treat all payments made to the JV Partnership or any other JV Entity under Section 17, under other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as capital contributions to the JV Partnership for Tax purposes (or in such other manner as the Parties shall mutually agree) and that such treatment shall govern for purposes hereof, provided that no such payments will affect either Party's proportionate interest in the JV Partnership.


18.          FURTHER  COVENANTS  AND  INDEMNITIES

     18.1 Merck Biomaterial GmbH Pension Liabilities. (a) In order to provide funding for pension benefits of employees of Merck Biomaterial GmbH earned and accumulated but not payable as of the Closing, whether vested or not, Merck shall make a cash contribution to Merck Biomaterial GmbH (or, if the Parties otherwise agree, the JV Partnership) in accordance with this
Section 18.1 in an amount equal to the aggregate projected benefit obligation (within the meaning of International Accounting Standards 19 ("IAS 19")) for all employees of Merck Biomaterial GmbH as of the Closing Date, such obligation being hereby deemed to arise immediately prior to the Closing, but shall be payable in accordance with Section 18.1(c).

          (b) Promptly, but in any event within ninety (90) days after the Closing Date, the JV Partnership shall cause Bode & Grabner, Munich, Germany, to make an actuarial evaluation of the aggregate projected benefit obligation as of the Closing Date for all employees of Merck Biomaterial GmbH employed on the Closing Date in accordance with IAS 19. The assumptions used in such evaluation shall be determined by the actuarial firm based upon its experience with similarly situated companies in Germany and the requirements of IAS 19. Merck Biomaterial GmbH shall notify the Parties of the amount of such aggregate projected benefit obligation promptly upon receipt of the report of the actuarial firm.

          (c) Within five (5) Business Days after receipt by Merck of the notice referred to in Section 18(b), Merck shall make an additional cash payment to Merck Biomaterial GmbH (or, if the Parties otherwise agree, the JV Partnership) in the amount of the aggregate projected benefit obligation so determined.

     18.2 Transfer of [Confidential information omitted and filed separately with the Commission]. Merck undertakes to negotiate to have the [confidential information omitted and filed separately with the Commission] assigned to a JV Entity [confidential information omitted and filed separately with the Commission]. If the [confidential information omitted and filed separately with the commission] is assigned to a JV Entity [confidential information omitted and filed separately with the Commission] to such JV Entity, Merck shall make an additional capital contribution to the JV Partnership from time to time equal to [confidential information omitted and filed separately with the Commission] from time to time resulting from the failure of such JV Entity to have the [confidential information omitted and filed separately with the Commission] assigned to it [confidential information omitted and filed separately with the Commission] provided that Merck shall have no liability [confidential information omitted and filed separately with the Commission] which results from [confidential information omitted and filed separately with the Commission] except for [confidential information omitted and filed separately with the Commission] by the agreement of the parties.


     18.3 Kirschner France Earn-Out. Biomet undertakes as soon as practicable to initiate and pursue negotiations to modify the terms of the earnout payments owed Biomet by France S.A. to the former owners of Kirschner France to obtain terms more favorable to the JV Entities. Biomet shall indemnify the JV Entities for any and all amounts payable by the JV Entities after the closing to such former owners to the extent that such amounts, in the aggregate, exceed $3,000,000.

19.          MISCELLANEOUS

     19.1 Relationship of Parties. Except as may otherwise be explicitly agreed in writing, neither Party will have the authority to act on behalf of the other Party, nor will any of the JV Entities have authority to act on behalf of either Party. Neither Party nor any of the JV Entities will incur or accept any liability or enter into commitments or contracts on behalf of any party other than itself without the express prior written approval of the party to be bound.

     19.2 Corporate Affairs. The Parties and the JV Entities will make every reasonable effort to keep confidential any information obtained by any of them concerning any of the others, including its internal organization, finances, procedures and customers. No JV Entity will make any public announcement or release any publicity naming a Party and neither Party will make any public announcement or release any publicity regarding the other Party other than routine oral communications with analysts, shareholders and prospective investors without the prior written consent (which shall not be unreasonably withheld or delayed) of the Party being named, unless, in the good faith opinion of counsel, such disclosure is required by law and time does not permit the obtaining of such consent or such disclosure may otherwise be necessary in connection with the filing of Tax Returns or claims for refunds or in conducting a Tax audit or other proceedings. This Section 19.2 shall survive termination of the Agreement.

     19.3 Necessary Measures. (a) The Parties will, in a timely manner and as required from time to time, take all such actions as may be necessary or appropriate to cause their Affiliates and the JV Entities to implement the transactions contemplated by this Agreement and to assure that such organizations take all such actions as may be necessary to give full effect to the provisions of this Agreement and to abstain from taking any actions which would contravene the intent of the provisions of this Agreement.

          (b) Biomet and Merck will provide each other with such full and unconditional cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities.

     19.4 Term of Agreement. Except as provided in Section 10.1, Section 10.3, Section 17.4(g), Section 19.2 and Section 19.14, this Agreement will continue in full force and effect until the earlier of (i) termination by mutual consent, (ii) with respect to Merck, the transfer of all of its interests in the JV Partnership under Section 13.3 or Section 13.4, (iii) dissolution of the JV Partnership, or the JV Holding Company (iv) sale by the JV Partnership of all its interest in the JV Holding Company; or (v) in case the Closing has not occurred by February 1, 1998, receipt of notice by a Party from the other Party that the Agreement is terminated.

     19.5 Survival and Assignment. This Agreement will be binding on the Parties and their Affiliates and the successors and permitted assigns of each of them. Neither Party may assign its rights, duties or interests hereunder in whole or in part without the prior express written permission of the other Party, except as specifically provided in Section 13.

     19.6 Governing Law and Severability. This Agreement will be governed by and construed in accordance with the substantive laws of The Netherlands, notwithstanding any country's or state's conflict of law rules to the contrary. The provisions hereof will, to the greatest extent possible, be interpreted in such a manner as to comply with applicable law, but if any provision hereof is, notwithstanding such interpretation, determined to be invalid, void or unenforceable, the remaining provisions of this Agreement will not be affected thereby but will remain in full force and effect and be binding upon the Parties.

     19.7 Arbitration. (a) All disputes arising in connection with this Agreement shall be finally settled by binding arbitration in accordance with the English text of the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect on the Closing Date (the "Rules"). The arbitration shall be carried out by a panel composed of three (3) arbitrators experienced in business and commercial affairs (the "Arbitral Tribunal", and each arbitrator an "Arbitrator"). Each Party shall nominate in the request for arbitration and the answer thereto, respectively, one Arbitrator for confirmation by the International Court of Arbitration (the "Court"). Such person shall be independent of the nominating party. If a Party fails to nominate an Arbitrator, the Court shall nominate one. The third Arbitrator, who will chair the Arbitral Tribunal, shall be nominated by the two Arbitrators nominated by the Parties within twenty (20) calendar days after the Court's confirmation of the first two Arbitrators. The nomination of the third Arbitrator is also subject to confirmation by the Court. Should the first two Arbitrators fail, within said twenty (20) day period, to reach agreement on a third Arbitrator, the Court shall appoint one.

          (b) The language to be used in the arbitration proceedings shall be English. The place of the proceedings shall be The Netherlands. The substantive law governing any controversy or claim arbitrated in such proceedings shall be as provided in Section 19.6.

          (c) Upon the appointment of the Arbitral Tribunal, the Parties shall be entitled to a reasonable scope and schedule for the production of documents and other information that is relevant to the subject matter of the arbitration and to a reasonable number of and schedule for depositions. The scope and schedule of discovery shall be determined by the Arbitral Tribunal after consultation with the Parties. The Arbitral Tribunal shall have the power to enforce any discovery agreed upon by the Parties or ordered by the Arbitral Tribunal by imposing the same terms, conditions, sanctions and penalties as can or may be imposed in like circumstances in a civil action in The Netherlands; except that the Arbitral Tribunal shall not have the power to order the arrest or imprisonment of a person.

          (d) No provision in this Section 19.7 shall be construed as preventing either Party from applying to a competent judicial authority for interim or conservatory measures as provided for in the Rules.

          (e) Judgment upon an award rendered by the Arbitral Tribunal may be entered by any court having jurisdiction thereof. The Arbitral Tribunal's award may, inter alia, include specific performance. Any court having jurisdiction shall enforce as a binding and final arbitral award any interim measures ordered by the Arbitral Tribunal.

          (f) Nothing in this Section 19.7 shall prevent either Party from enforcing in a court having jurisdiction thereover any other agreement between the Parties, including the Ancillary Agreements.

     19.8 Notices. Any notice required or permitted to be given by or under this Agreement shall be in writing and shall be given by delivering it to the Party concerned or the JV Partnership:

          (a) in  the  case  of  Biomet  or  Biomet  Europe  to:

                    Biomet,  Inc.
                    Airport  Industrial  Park
                    Warsaw,  Indiana  46581-0587
                    United  States  of  America

                    Attn:  Dane A. Miller, Ph.D
                           President & Chief Executive Officer

                    Facsimile:    (219) 267-8137

               with  a  copy  to:

                    Daniel  P.  Hann,  Esq.
                    Vice  President  &  General  Counsel
                    Biomet,  Inc.
                    Airport  Industrial  Park
                    Warsaw,  Indiana  46581-0587
                    United  States  of  America

                    Facsimile:    (219) 372-1960

               and

                    Stephen  J.  Hackman,  Esq.
                    Ice  Miller  Donadio  &  Ryan
                    One  American  Square
                    Box  82001
                    Indianapolis,  Indiana  46282-0002
                    United  States  of  America

                    Facsimile:    (317)  236-2219

          (b) in  the  case  of  Merck  to:

                    Merck  KGaA
                    Frankfurter  Strasse  250
                    D-64271  Darmstadt
                    Germany

                    Attn:   Prof.  Dr.  Bernhard  Scheuble
                            Deputy  Member  of  the  Executive  Board

                    Facsimile:    49  61  51  72  59  62

               with  a  copy  to:

                    Klaus-Peter  Brandis,  Esq.
                    Head  of  Legal  Department
                    Merck  KGaA
                    Frankfurter  Strasse  250
                    D-64271  Darmstadt
                    Germany

                    Facsimile:    49  61  51  72  77  73

               and

                    Edwin  S.  Matthews,  Jr.,  Esq.
                    Coudert  Brothers
                    1114  Avenue  of  the  Americas
                    New  York,  New  York  10036-7703
                    United  States  of  America

                    Facsimile:    (212)  626-4120

          (c) in the case of the JV Partnership or the JV Holding Company to:

                    BioMer  C.V.
                    Postbus  1081
                    Fruiteniensstraat  23
                    NL-3330  CB  Zwijndrecht
                    The  Netherlands

                    Facsimile:    (31)  (0)  78  610  42  65

               with  copies  to  each  of  Biomet  and  Merck.

and may be given by hand delivery, by registered post or by facsimile to such address or (in each case) to such other address as the person concerned may have notified to the others in accordance with this section and any such notice shall be deemed to be served (i) if delivered by hand, at the time of delivery, (ii) if delivered by post, on the seventh (7th) day after posting, or (iii) if delivered by facsimile, when dispatched with electronic or other confirmation of receipt, or in each case, if sooner, upon acknowledgement of receipt by or on behalf of the person to which it is addressed.

     19.9 Attorneys', Financial Advisers' and Finders' Fees, Brokerage Commissions. Each Party will pay its own attorneys' fees and financial advisers' fees in connection with this Agreement and all related transactions. Neither Party has incurred any liability for finder's fees, brokerage commissions or the like, and each Party indemnifies the other against liability for any such fees or commissions attributable to any act or failure to act of the indemnifying Party.

     19.10 Waivers and Amendments. Except where time limitations are specifically provided, no failure or delay by either Party in the exercise of any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right preclude an additional or further exercise thereof or the exercise of any other right. To be effective, each waiver of any right hereunder must be in writing and signed by the Party waiving its right, and such waiver may be made subject to any conditions specified therein. Each amendment to this Agreement will be in writing and signed by both Parties.

     19.11 Conflict with Charter Documents. In the event of any conflict between this Agreement and the charter documents of the JV Partnership or any other JV Entity or any of the Ancillary Agreements, the Parties will take such action as may be necessary and appropriate, consistent with applicable law, to ensure that the provisions of this Agreement will prevail.

     19.12 Termination of Letter of Intent. The letter of intent dated May 17, 1997, as amended, between the Parties is hereby terminated.

     19.13 Additional Capital Contributions. Any additional capital contributions by or refunds of capital contributions to either Party required under this Agreement will not change either Party's proportionate interest in the JV Partnership.

     19.14 Standstill. During the term of this Agreement and during the five (5) year period following the earliest of the date of termination of this Agreement or the date Merck ceases to have, or the date Biomet ceases to have, a direct or indirect interest in the JV Partnership:

          (a) Neither Merck nor any Affiliate (as such term is defined in Rule 405 under the Securities Act of 1933 as amended) of Merck will: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct rights or options to acquire any voting securities of Biomet, (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote as such terms are used in the proxy rules of the Securities and Exchange Commission, or seek to advise or influence any person or entity with respect to the voting of any voting securities of Biomet, (iii) form, join, or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of Biomet, or (iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors, or policies of Biomet, or initiate, induce or attempt to induce or give encouragement to any other person to initiate, any tender or exchange offer for securities of Biomet or for a change of control of Biomet. Merck acknowledges that Biomet would not have an adequate remedy at law for money damages in the event that this covenant were not performed in accordance with its terms and therefore agrees that Biomet shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          (b)       Merck hereby irrevocably appoints Dane A. Miller and Niles
L. Noblitt, and each of them, or any other person designated by the Board of Directors of Biomet, the attorneys and proxies of Merck, each with full power of substitution, to vote in such manner as each such attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act, including action pursuant to written consent, with respect to all securities of Biomet owned (beneficially or of record) by Merck and with respect to which Merck is entitled to vote or act at any meeting of shareholders or otherwise. This proxy is irrevocable. This appointment is coupled with an interest, having been granted in consideration of the covenants and agreements of Biomet set forth in this Agreement.

     19.15 Business of Biomet Europe. During the period from the Closing until Biomet Europe ceases to hold a direct interest in the JV Partnership, Biomet Europe shall not, and Biomet shall ensure that Biomet Europe does not carry on any business other than the holding of such interest in and performing the functions of a general partner of the JV Partnership.


     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                              BIOMET,  INC.

                              By:  /s/ Dane A. Miller
                                   Dane  A.  Miller,  Ph.D.
                                   President  and  Chief  Executive  Officer

                              By:  /s/ Niles L. Noblitt
                                   Niles  L.  Noblitt
                                   Chairman  of  the  Board


                              MERCK  KGaA

                              By:  /s/ Prof. Dr. Bernhard Scheuble
                                   Prof.  Dr.  Bernhard  Scheuble
                                   Deputy  Member  of  the  Executive  Board

                              By:  /s/ Klaus-Peter Brandis
                                   Klaus-Peter  Brandis
                                   Head  of  Legal  Department